   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1996
                                                           REGISTRATION NO. 333

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                        ELCOM TECHNOLOGIES CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      PENNSYLVANIA                   3651                    23-2736299
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

                            78 GREAT VALLEY PARKWAY
                               MALVERN, PA 19355
                                (610) 408-0130
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          LOUIS J. PETRIELLO, ESQUIRE
                               CORPORATE COUNSEL
                        ELCOM TECHNOLOGIES CORPORATION
                            78 GREAT VALLEY PARKWAY
                          MALVERN, PENNSYLVANIA 19355
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

        RAMON R. OBOD, ESQUIRE             ROBERT MEAD JONES JR., ESQUIRE
       PAUL T. PORRINI, ESQUIRE                DRINKER BIDDLE & REATH
  FOX, ROTHSCHILD, O'BRIEN & FRANKEL      PHILADELPHIA NATIONAL BANK BLDG.
    2000 MARKET STREET, 10TH FLOOR              1345 CHESTNUT STREET
        PHILADELPHIA, PA 19103               PHILADELPHIA, PA 19107-3496
            (215) 299-2000                         (215) 988-2700

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                              PROPOSED        PROPOSED
                                AMOUNT        MAXIMUM          MAXIMUM
  TITLE OF EACH CLASS OF         TO BE     OFFERING PRICE     AGGREGATE        AMOUNT OF
SECURITIES TO BE REGISTERED  REGISTERED(1)  PER SHARE(2)  OFFERING PRICE(2) REGISTRATION FEE
--------------------------------------------------------------------------------------------
Common Stock, no par
 value.................        2,415,000       $10.00        $24,150,000         $7,399

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(1) Includes 315,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a) of the Securities Act of 1933.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED       , 1996

PROSPECTUS

                                2,100,000 SHARES


                  [LOGO OF ELCOM TECHNOLOGIES APPEARS HERE]

                                  COMMON STOCK

                                  -----------

  Of the 2,100,000 shares of Common Stock offered hereby, 2,000,000 are being sold by Elcom Technologies Corporation and 100,000 are being sold by certain Selling Shareholders. The Company will not receive any of the proceeds from the sale of shares by such shareholders. See "Underwriting" and "Principal and Selling Shareholders."

  Prior to this offering there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company has applied to have its Common Stock approved for listing on the NASDAQ National Market, under the symbol "ELCM."

                                  -----------

  THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                       UNDERWRITING                 PROCEEDS
                             PRICE TO DISCOUNTS AND  PROCEEDS TO   TO SELLING
                              PUBLIC  COMMISSIONS(1) COMPANY(2)  SHAREHOLDERS(2)
--------------------------------------------------------------------------------
Per Share...................  $           $             $
--------------------------------------------------------------------------------
Total(3)....................  $           $             $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Excludes a non-accountable expense allowance payable to the Representative of the Underwriters equal to one percent of the total Price to Public. The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of the offering payable by the Company estimated
    at $   , which includes the non-accountable expense allowance payable to the Representatives of the Underwriters and assumes that the Underwriters' over-allotment option is not exercised.

(3) The Company and certain Selling Shareholders have granted the Underwriters an option exercisable within 30 days to purchase up to an additional 315,000 shares of Common Stock, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company, and Proceeds to Selling
    Shareholders will be $   , $   , $   , and $   , respectively. See
    "Underwriting" and "Principal and Selling Shareholders."

                                  -----------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to their right to reject any order, in whole or in part. It is expected that delivery of the certificates representing the shares will be made at the offices of Pennsylvania Merchant Group Ltd in West Conshohocken, Pennsylvania,
on or about       , 1996.

                                  -----------

                        PENNSYLVANIA MERCHANT GROUP LTD

                                        , 1996

                   [LOGO OF ELCOM TECHNOLOGIES APPEARS HERE]
                                  [GATE FOLD]

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  The Company presently has trademark applications pending before the United States Patent and Trademark Office for, among other marks, CUSTOMER PREMISES AREA NETWORK, CPAN, EZTV, EZPHONE, EZAUDIO, EZREMOTE, EZLAN, EZCOMM, EZGUARD, EZVIEW, PLC READY, EZONLINE, JUST PLUG IT IN AND PLUG INTO THE FUTURE.

        Description of Gatefold:

The Gatefold contains a picture of the Company's logo and a diagram of a home containing a television, computer terminal, telephone and audio speaker, each connected to a Company product. Also pictured are communications to the home by satellite, cable, telephone and electrical wiring into a home premises. The following of the Company's products are also pictured:
        ezTV with Remote Control Extender
        ezAUDIO
        ezCOMM PS20
        ezPHONE & ezONLINE
        ezREMOTE
        ezGUARD MXT6

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Financial Statements and related Notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus (i) gives retroactive effect to a one-for-two reverse stock split of the Company which was effected on October 11, 1996 and (ii) assumes that the Underwriters' over-allotment option is not exercised. The discussion in this Prospectus contains forward-looking statements that include risks and uncertainties. The Company's actual results could differ materially from those discussed in this Prospectus. See "Cautionary Statement Regarding Forward-Looking Information" in this Prospectus Summary and "Risk Factors."

                                  THE COMPANY

  Elcom Technologies Corporation (the "Company") is the developer of the CUSTOMER PREMISES AREA NETWORK or CPAN System, which enables the distribution of video, voice, audio and data signals through a premises' (typically a home or small business) existing electrical wiring eliminating the need for additional television cables, phone lines and stereo wires throughout the premises. The CPAN System consists of a transmitter and a receiver which plug into standard electrical outlets. The transmitter is linked by standard input connectors to the signal source such as cable/satellite television, telephone line, stereo or computer. One or more receivers, located in other rooms, are linked by standard output connectors to televisions, telephones, fax/modems, speakers, computers or printers. The Company is developing a family of products incorporating the CPAN System, and recently began marketing five such products: ezTV, ezPHONE, ezONLINE, ezAUDIO and ezREMOTE.

  The ezTV product enables the distribution of a video signal, such as a cable television channel, to multiple locations within a home without installing additional cabling and offers remote control capability in either the primary or secondary viewing room. The ezPHONE and ezONLINE products provide access to telephone service in most rooms of the home for phone, fax, caller ID and provide computer modem access up to 33.6 Kbps. The Company's ezONLINE product is specifically targeted to the personal computer market. The ezAUDIO product enables the distribution of audio signals in stereo to multiple locations within a home for home theater systems and second room audio. The ezREMOTE product enables consumers to operate remote control enabled equipment and appliances in most rooms where an electrical outlet is present.

  The CPAN System provides a common platform for additional products currently under development, including the ezVIEW and ezCOMM products. The ezVIEW product is intended to integrate electrical wiring systems with video cameras to enable premises surveillance in most rooms. The ezCOMM product is intended to enable the connection of multiple computers to a single printer. In addition to its CPAN System products, the Company is developing its ezGUARD surge protection device, under license from a third party licensor. The ezGUARD product is designed to substantially reduce the risk of damage to computers, televisions and other home appliances from electrical outlet power surges as compared with competitive consumer products. The Company is currently devoting significant resources toward the foregoing product development and anticipates marketing these products beginning in 1997. There can be no assurance that the Company will successfully complete the development of these products or that the Company's existing or planned products will satisfy the needs of the market place.

  The Company markets its products directly and through sales representatives to national retail organizations, such as consumer electronics and computer retailers, electronics distributors and catalog retailers. Additionally, the Company has an agreement with QVC, Inc. ("QVC") which, subject to certain conditions, grants QVC exclusive direct response television rights to sell Elcom branded products and to launch all other Company developed products on the QVC network.

  The Company's growth strategy is to: (i) improve, expand and diversify its product lines utilizing its CPAN System and its ezGUARD product; (ii) expand its sales and marketing efforts both domestically and internationally, including targeting individual retail segments such as home computing and entertainment; (iii) establish sales to Original Equipment Manufacturers ("OEMs"), enabling the Company to privately label and embed its products; and (iv) develop digital technology to incorporate into its product lines.

  The Company was incorporated in Pennsylvania in September 1993. The Company's executive offices and product development facilities are located at 78 Great Valley Parkway, Malvern, Pennsylvania 19355, and its telephone number is (610) 408-0130. Information relating to the Company and its products is located on its home page on the World Wide Web at www.elcomtech.com.

                                  THE OFFERING
Common Stock offered by the Company........  2,000,000 shares
Common Stock offered by certain Selling        100,000 shares
 Shareholders..............................
Common Stock to be outstanding after the     8,878,340 shares(1)
 offering..................................
Use of Proceeds............................  To increase the Company's outsourced manufacturing capabili-
                                             ties, for research and develop-
                                             ment, for sales and marketing and
                                             for working capital and other gen-
                                             eral corporate purposes, including
                                             possible acquisitions.

Proposed NASDAQ National Market Symbol.....  ELCM

--------
(1) Excludes 776,250 shares of Common Stock available for issuance upon the exercise of outstanding options to purchase common stock.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

  This Prospectus includes forward-looking information. All statements other than statements of historical fact, including, without limitation, those with respect to the Company's objectives, plans and strategy set forth under "Prospectus Summary--The Company," "Business--Business Strategy," and "Business--Short-Term Plan of Operations," those with respect to anticipated product development and the need for additional financing set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and those preceded by or that include the words "believes," "expects," "anticipates" or similar expressions, are forward-looking statements. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that the Company's expectations are correct. All forward-looking statements contained in this Prospectus are expressly qualified in their entirety by this Cautionary Statement.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                 -------------------------  ------------------
                                 1993(1)   1994     1995      1995      1996
                                 -------  -------  -------  --------  --------
   STATEMENT OF OPERATIONS
    DATA:
     Net sales.................  $    0   $     0  $     0  $      0  $    523
     Operating loss............     (55)   (1,238)  (6,781)   (5,716)   (8,030)
     Net loss..................     (54)   (1,227)  (6,733)   (5,693)   (7,952)
     Net loss per common
      share....................  $ (.01)  $  (.20) $ (1.12) $   (.93) $  (1.25)
     Weighted average number of
      common shares
      outstanding..............   5,210     6,195    6,009     6,144     6,372

                                                            SEPTEMBER 30, 1996
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(2)
                                                          ------- --------------
   BALANCE SHEET DATA:
     Working capital..................................... $ 4,103    $20,103
     Total assets........................................  10,571     26,571
     Shareholders' equity................................   5,500     21,500

--------
(1) For period from inception through December 31, 1993.
(2) Adjusted to give effect to the issuance and sale of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial offering price of $9.00 per share and the application of the net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

  The shares of Common Stock offered hereby are speculative in nature and involve a high degree of risk. Prospective investors should carefully consider, together with the other information contained in this Prospectus, the risk factors discussed below which are inherent in and affect the business of the Company. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

EARLY STAGE OF THE COMPANY; LACK OF PROFITABLE OPERATIONS

  The Company has a limited operating history. Since its formation the Company has been engaged primarily in organizational and start-up activities, including research and development. The Company sustained net losses for the period ended December 31, 1993, in the amount of $54,498; for the years ended December 31, 1994 and 1995, in the amounts of $1,227,478 and $6,733,312, respectively; and for the nine months ended September 30, 1996, in the amount of $7,951,551. As of September 30, 1996, the Company had an accumulated deficit of $15,966,839 including a non-cash expense of $5,698,706 related to Company stock options granted to employees and consultants to purchase Common Stock. There can be no assurance that the Company will generate net income in the future. Further, the Company is subject to all the risks inherent in a relatively new technology business including, but not limited to, substantial dependence on the protection of its intellectual property, risks such as product obsolescence, new markets and dependence upon third party suppliers and contractors.

NO ASSURANCE AS TO PROTECTION OF INTELLECTUAL PROPERTY; DEPENDENCE ON PROPRIETARY TECHNOLOGY

  The Company's success and competitive position are expected to depend on its ability to obtain patent protection in various jurisdictions relating to the technologies, processes and products it is developing and may develop in the future. The Company has had one design patent application allowed in the United States covering the ornamental aspect of at least one of the Company's CPAN products and has eight additional patent applications filed in the United States. The Company plans to continue developing its technology and applying for additional domestic and foreign patents. There can be no assurance that any United States or foreign patent applications that may be filed by the Company or which are currently pending will result in issued patents; that any patents issued to the Company will be valid or enforceable; or that patents issued to the Company will afford protection against competitors with similar or competing technology. There can be no assurance that the Company will apply for additional patents in the United States or foreign countries. Moreover, there can be no assurance that the Company's technology does not infringe any claims of patents owned by others. Patent infringement litigation could result in the Company incurring substantial costs in defending itself and there can be no assurance that such an action would be resolved in the Company's favor. If such a dispute were to be resolved against the Company, in addition to potential damages, the testing, use, manufacture or sale of one or more of the Company's technologies, present or proposed products, if developed, could be enjoined. See "Legal Proceedings--Current Litigation" and "Business-- Intellectual Property."

TRADEMARKS

  The Company has been using and intends to use trademarks for its products beginning with "ez". The Company intends to establish a family of trademarks using "ez". There can be no assurance that the Company will have the exclusive right to use "ez" as a trademark or element of its trademarks on any or all of its products in the United States or foreign countries or that the Company will be able to stop others from using trademarks which the Company believes infringe its trademarks. There can be no assurance that the Company will obtain any trademark registrations in the United States or any foreign countries and if any trademark registrations are issued that they will not be found invalid or unenforceable. There can be no assurance that the Company will market or sell products under trademarks it presently intends to use.

PRODUCT LITIGATION

  Phonex Corporation ("Phonex") has filed a complaint in Federal District Court alleging among other things that the Company's ezPHONE product infringes the claims of two of its patents. The Company believes that it has not infringed upon Phonex's patents and has obtained an opinion from its patent counsel to that effect. There can be no assurance that the outcome of the litigation will be consistent with the opinion of its patent counsel. The Company plans to vigorously defend such action and estimates that the cost of defense through the trial stage will be approximately $500,000; however, there can be no assurance that such amount will not be exceeded. Additionally, in the event that the Company should lose the litigation, the damages assessed against the Company could be substantial and the Company could be enjoined from marketing or selling one or more of its products or could be required to seek a license from Phonex. There can be no assurance that such a license could be obtained on acceptable terms. See "Legal Proceedings--Current Litigation" and "Business--Intellectual Property."

PRODUCT LIMITATIONS

  The Company has identified certain limitations associated with its products. Specifically, the performance of the ezTV, ezPHONE, ezONLINE, ezAUDIO and ezREMOTE products may be significantly impaired in electrical outlets where halogen lighting, fluorescent lighting or dimmer switches are utilized. The Company's products may be significantly impaired if plugged into surge suppression devices or Ground Fault Interrupter ("GFI") outlets such as those commonly used in kitchens and bathrooms. Additionally, severe weather conditions, such as lightning, may temporarily impair the performance of such products. The Company's products are designed to operate in premises with a single breaker box and standard dual phase wiring. These limitations, individually or in the aggregate, will limit the potential size of the Company's market for its products. There can be no assurance that the Company will be able to resolve the above noted product limitations in a cost effective manner or at all. See "Business--Regulation" and "Business--Product Limitations."

NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT

  The future of the Company depends in large part upon the successful development and marketing of new products incorporating its CPAN System. These potential products will require significant additional development and/or testing prior to commercialization. There can be no assurance that any such products will be successfully developed, be developed within the Company's currently estimated time periods, or be capable of being produced in commercial quantities at acceptable costs. See "Business--Product Development Status," "Marketing and Distribution," and "Manufacturing."

DEPENDENCE UPON THIRD PARTY MANUFACTURERS AND SUPPLIERS

  The Company has contracted with Flextronics (Malaysia) SDN, BHD ("Flextronics") for the assembly of all of its products, the components of which are supplied by various third party suppliers. The agreement with Flextronics (the "Flextronics Agreement") expires on March 1, 1997, and is automatically renewable for successive one year terms unless terminated by either party upon six months prior written notice. The Company believes that, in order to avoid a significant disruption in production, it would require approximately four months lead time to find a suitable replacement for Flextronics should that become necessary. Certain critical components of the Company's products are currently available only from a single source. If such components were no longer available to the Company, the Company could be prevented from manufacturing some or all of its products.

LIMITED MARKETING AND SALES CAPABILITY

  The Company has limited sales and marketing resources and experience and intends to rely on third parties to supplement its capabilities. There can be no assurance that the Company will be able to establish and maintain third party relationships necessary to successfully market its products. To the extent that the Company makes arrangements with third parties to market its products, the success of such products will depend on the efforts of such third parties. Moreover, the Company is currently unable to determine whether the products it is developing and testing will achieve market acceptance among consumers. Achieving market acceptance may require substantial marketing and advertising efforts and the expenditure of significant funds.

NEED FOR ADDITIONAL FUNDS

  The amount and timing of the Company's need for additional funds will depend on among other things, the progress of the manufacturing and development of its products. The Company's cash requirements may vary materially from those now planned because of results of product development, results of prototype testing, general market conditions and marketing requirements, changes in the focus and direction of the Company's product development programs, competitive and technological advances and other factors. The proceeds of this offering may not be sufficient to fund the Company's operations, or to sustain the manufacturing of completed products or its commercialization of new products. See "Use of Proceeds." Therefore, after utilizing the proceeds of this offering, the Company may require substantial additional funding for its product development programs and for operating expenses. Further, provided the Company is successful in the marketing and sales of its products and development of new products, additional funds may be required for building and sustaining production, sales and marketing capabilities. Adequate funds for these purposes may not be available when needed or on terms acceptable to the Company. Insufficient funds may require the Company to delay, scale back or eliminate certain of its product development programs or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself. To the extent the Company raises additional capital by issuing securities, further dilution to the investors in this offering may result. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Dilution."

TECHNOLOGICAL CHANGE; INTENSE COMPETITION

  The Company expects technological developments to continue at a rapid pace in the consumer electronics industry. There can be no assurance that technological developments will not cause the Company's technology to be rendered obsolete or non-competitive or reduce or eliminate the demand for the Company's products. The Company's future success, if any, will be dependent upon its ability to be competitive in the development, manufacturing and marketing of consumer electronics products in a cost efficient and timely manner, of which there can be no assurance. The Company is aware of several firms which have or are developing technology competitive with that of the Company. Many of these firms have greater research and development capability and experience, and more marketing, financial and managerial resources than the Company and may have more extensive patent protection and/or pending patent protection. See "Business--Competition."

DEPENDENCE ON QUALIFIED PERSONNEL

  The Company is highly dependent upon its ability to attract and retain qualified engineering, technical, management and marketing personnel. The Company has employment agreements with several of its key management and engineering personnel that extend until at least December 31, 1997. The Company is currently recruiting additional engineering, technical, management and marketing personnel. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain qualified personnel necessary for the development of its business. See "Management--Employment Agreements."

RISK OF PRODUCT LIABILITY AND NECESSITY OF PRODUCT LIABILITY INSURANCE FOR CERTAIN CUSTOMERS

  The sale and installation of the Company's products entail a risk of product liability or other claims. The Company maintains product liability insurance coverage in the amount of $10 million with respect to the use of its products. In the event of litigation against the Company, lack or insufficiency of insurance coverage could have a material adverse effect on the Company. Further, certain retailers of the Company's products may require minimum product liability insurance coverage as a condition precedent to purchasing products. Failure to satisfy such insurance requirements could impede the ability of the Company to achieve broad sales of its products which would have a material adverse effect on the Company. There is no assurance that such insurance will be available at a reasonable cost or will be sufficient to cover possible liabilities. See "Business--Product Limitations" and "Business--Regulation."

REGULATION

  Every product developed by the Company and intended to be developed by the Company is required to meet various Federal Communications Commission ("FCC") and international regulations. Products must pass FCC compliance testing prior to their sale. Failure to pass such FCC compliance testing would result in the Company not being able to sell that product, which could have a material adverse effect upon the Company and its prospects. The Company has retained an independent, third-party laboratory acceptable to the FCC to conduct FCC compliance testing for its ezTV, ezPHONE, ezONLINE, ezAUDIO, ezREMOTE, ezCOMM and ezGUARD products. The Company anticipates that official FCC approval will eventually be obtained for its products, however, there is no certainty that such approval will be obtained. The Company further intends to seek Underwriter's Laboratory ("UL") approval for all of its products and currently has UL approval for its ezTV, ezPHONE, ezONLINE and ezAUDIO products.

  The Company's products are required to comply with FCC rules governing conducted and radiated emissions from current carrier devices. Although certain of the Company's products have passed compliance tests under the FCC verification procedure, the FCC rules regarding current carrier devices do not require that tests be made on the operating frequencies used by the Company's products. It is possible that the FCC may adopt rules applicable to the frequencies employed by the Company's products and that the Company would be required to comply with such rules. There is no assurance that the Company could comply with such rules.

  Although the Company's ezTV and ezPHONE products have passed compliance tests under FCC procedure and may thereby be sold to the public, such compliance does not guarantee the right of a purchaser to connect the device to a cable television system. Issues regarding the connection of consumer owned equipment to cable television systems are presently under consideration in an FCC rulemaking proceeding. The FCC proceeding is not expected to be resolved this year.

  Although the Company's products have been tested for compliance with FCC rules governing conducted and radiated emissions from current carrier devices, such compliance does not guarantee that the Company's products will not interact with similar devices in neighboring residences nor does its guarantee that the Company's products will not cause interference to, or receive interference from, licensed radio facilities. The FCC may require the owner of a Company product to discontinue using it if it causes interference.

ABSENCE OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained. The initial offering price for the Common Stock was determined by negotiation between the Company and the Representative (as hereafter defined). See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The market price of the Common Stock is likely to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements and timing of potential acquisitions, announcements of technological innovations or new products by the Company or its competitors, FCC and international regulatory actions, actions with respect to patents or proprietary rights, public concern as to the safety of products developed by the Company or others, changes in stock market analyst recommendations regarding the Company, developments with respect to other consumer electronics companies or the consumer electronics industry generally and general market conditions may have a significant effect on the market price of the Common Stock. In addition, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

FLUCTUATIONS IN OPERATING RESULTS

  The Company may experience significant fluctuations in its quarterly operating results as a result of a variety of factors, including the length of the sales cycle, the timing of orders from and shipments to customers, delays in development and customer acceptance of products or product enhancements, delays in delivery of the product, product development expenses, new product introductions or announcements by the Company or its competitors, levels of market acceptance for new products and the hiring and training of additional staff as well as general economic conditions.

RISK IN CONNECTION WITH INTERNATIONAL EXPANSION

  The Company has made certain sales to distributors in Canada and Mexico and may further expand business operations outside the United States. There can be no assurance that the Company will be able to compete successfully in international markets. The Company's international business may be subject to a number of risks, including compliance with special telecommunications standards, exports regulations and restrictions, currency exchange rates, tariffs and other barriers, variability in market acceptance of the Company's products or product enhancements, difficulties in staffing and managing foreign subsidiary operations, longer payment cycles, greater difficulty in accounts receivable collections and specialized inventory requirements applicable to particular foreign countries or markets. There can be no assurance that these factors will not have an adverse impact on the Company's future international sales or operating results. The Company does not currently engage in international currency hedging transactions. To the extent the Company is unable to match revenue received in foreign currencies with expenses paid in the same currency, it may be exposed to possible losses on international currency transactions.

CONTINUED CONTROL BY MANAGEMENT

  At the conclusion of this offering the present employees, officers and directors of the Company will continue to own or control approximately 23% of the outstanding Common Stock of the Company. Therefore, management will remain in a position to influence the election of all of the Company's directors, the adoption of proposals to amend the Company's Articles of Incorporation, the approval of a merger or consolidation, or the offer or sale of all or substantially all of the Company's assets without the approval of the purchasers of the Common Stock being offered hereby. The Company's ByLaws provide for cumulative voting for the election of directors. See "Principal and Selling Shareholders" and "Description of Securities."

ABSENCE OF DIVIDENDS

  The Company has neither paid nor declared any cash or other dividends on the Common Stock since its inception and management does not presently anticipate that dividends will be paid on the Common Stock in the foreseeable future.

IMMEDIATE DILUTION

  As of September 30, 1996, the net tangible book value of the Company was $5,268,209 or $0.77 per share of Common Stock. After giving effect to the sale of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial offering price of $9.00 per share (less underwriting discounts and estimated expenses of this offering), the adjusted net tangible book value of the Common Stock as of September 30, 1996, would have been $21,268,209, or $2.40 per share, representing an immediate increase in net tangible book value of $1.63 per share to existing shareholders and an immediate dilution of $6.60 per share to the purchasers of the Common Stock offered hereby. The foregoing assumes no exercise of outstanding options to purchase 776,250 shares of Common Stock. See "Dilution."

FUTURE SALES OF COMMON STOCK

  Upon completion of this offering, the Company will have outstanding 8,878,340 shares of Common Stock. The outstanding shares of Common Stock will include 6,878,340 shares constituting "restricted securities" as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares") which may not be sold unless such sale is registered under the Securities Act or is made pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144. Of the Restricted Shares, all but 2,873,590 are eligible for sale under Rule 144. All executive officers and directors of the Company as of the date of this Prospectus (who hold in the aggregate approximately 1,968,250 shares) have agreed that for a period of 180 days from the date of this Prospectus, they will not sell any of their shares of Common Stock, except for the amounts attributable to the Selling Shareholders, without the prior written consent of Pennsylvania Merchant Group Ltd. The Company has agreed to register 776,250 shares of Common Stock underlying outstanding options to purchase Common Stock in four substantially equal installments beginning six months after the consummation of this offering. Additionally, the holders of 1,633,267 shares of Common Stock issued in a private placement that concluded in August 1996 have been granted certain registration rights commencing one year after the consummation of this offering. Such registration rights require, within 60 days after a demand, the filing of a registration statement for the resale of the shares covered thereby. The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the market price of the Common Stock. However, the possibility that substantial amounts of Common Stock may be sold in the public market may have an adverse effect on the market prices for the Company's Common Stock. See "Principal and Selling Shareholders," "Underwriting" and "Shares Eligible For Future Sale."

                               LEGAL PROCEEDINGS

CURRENT LITIGATION

  On November 22, 1995, Phonex, a Utah corporation, filed a complaint against the Company in the United States District Court, District of Utah, alleging patent infringement, contributory patent infringement, inducing patent infringement, false marking and false advertising under the patent and trademark laws of the United States. Although Phonex holds patents, the Company's patent counsel has provided an opinion, as of May 1, 1995, and an updated opinion as of May 29, 1996, to the Company to the effect that the Company's ezPHONE product does not infringe any valid claim of the Phonex patents and that one or more of the claims of the Phonex patents is invalid, unenforceable or both. There can be no assurance that the outcome of the litigation will be consistent with the opinion of the Company's patent counsel. The Company estimates that the cost of defending this lawsuit through the trial stage will be approximately $500,000; however, there can be no assurance that such amount will not be exceeded. In addition, any appeal of a judgment would involve additional uncertainties and expense. In the event that the Company should lose the litigation, the damages assessed against the Company could be substantial and the Company could be enjoined from marketing or selling one or more of its products or could be required to seek a license from Phonex. There can be no assurance that such a license could be obtained on acceptable terms.

  The Company is also a party to other routine litigation incidental to its business. Such matters, in the aggregate, are not expected to have a material adverse impact on the Company.

PRIOR LITIGATION

  On May 5, 1995, Charles Abraham (who, prior thereto, was the single largest shareholder of the Company, Chairman of the Board of Directors and Vice President of Technology) filed a lawsuit against Robert A. Vito and Paul Kouch, shareholders and directors of the Company, but not against the Company. The lawsuit made various claims and sought various relief, but in essence challenged the Company's decision as to what technology to pursue in its product development. On July 21, 1995, the defendants and the Company entered into a settlement agreement (the "Abraham Settlement Agreement") with Mr. Abraham.

  Pursuant to the Abraham Settlement Agreement, Mr. Abraham dismissed the lawsuit and returned 3,900,000 of his 4,000,000 shares of the Company's Common Stock. The Company paid $225,000 to Mr. Abraham and agreed to pay him, among other amounts, a 5% royalty on capital contributed to the Company through December 31, 1996, but in no event to exceed $100,000 (which amount has already been paid) and further to pay him 1% of the gross revenues from sales and royalties of the Company through December 31, 1996, but in no event to exceed $100,000. See "Business--Competition."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial offering price of $9.00 per share are estimated to be approximately $16,000,000 after deducting underwriting discounts and commissions and other estimated expenses of this offering. The Company intends to utilize the net proceeds of this offering as follows: (i) $13,000,000 to support expansion of its operations, including increases in inventory and receivables and expansion of its outsourced manufacturing and (ii) the balance to be used to increase the Company's research and development and marketing and sales capacity and for general corporate purposes, including working capital. Pending full utilization of the net proceeds of this offering, the Company intends to make temporary investments in short-term, interest bearing investments.

  The anticipated uses set forth herein are based upon estimates and assumptions. These estimates and assumptions relate to the rate and direction of progress in product research and development, market acceptance of products and other factors. These estimates and assumptions, while considered reasonable by the Company, are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company, and future business decisions which are subject to change.

  A portion of the proceeds designated for working capital purposes may also be used for investment in or acquisitions of related or complementary businesses, products, product development rights or technologies. However, at the present time no discussions or arrangements have occurred regarding possible investments or acquisitions.

                                DIVIDEND POLICY

  The Company has never paid or declared a dividend on its Common Stock. The payment of cash dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, if any, its capital requirements, financial condition and other relevant factors. The Company intends, for the foreseeable future, to retain earnings, if any, for use in the Company's business.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of September 30, 1996 and as adjusted to reflect the sale of the shares of Common Stock offered by the Company hereby at an assumed initial offering price of $9.00 per share and the application of the net proceeds therefrom:

                                                           SEPTEMBER 30, 1996
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                             (IN THOUSANDS)
Short-term debt.......................................... $    453   $    453
Shareholders' equity:
  Common Stock, no par value 20,000,000 shares
   authorized; 8,858,340 shares issued, actual;
   10,858,340; shares issued, as adjusted(1)(2).......... $ 22,162   $ 38,162
  Treasury stock.........................................     (695)      (695)
  Accumulated deficit....................................  (15,967)   (15,967)
                                                          --------   --------
  Shareholders' equity...................................    5,500     21,500
                                                          --------   --------
    Total capitalization................................. $  5,953   $ 21,953
                                                          ========   ========

--------
(1) Excludes 776,250 shares of Common Stock reserved for issuance upon the exercise of outstanding options to purchase Common Stock.
(2) Includes 1,980,000 shares of Common Stock held in treasury.

                                   DILUTION

  The net tangible book value of the Company as of September 30, 1996 was $5,268,209 or $0.77 per share of Common Stock. Net tangible book value per share represents the amount of the Company's tangible assets, less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial offering price of $9.00 per share, and after deducting estimated underwriting discounts, commissions and offering expenses payable by the Company, the Company's net tangible book value as of September 30, 1996, would have been $21,268,209, or $2.40 per share. This represents an immediate increase in net tangible book value of $1.63 per share to existing shareholders and an immediate dilution of $6.60 per share to new investors purchasing shares in this offering. The following table illustrates this dilution:

     Offering price per share........................................... $9.00
       Net tangible book value per share before the offering............ $0.77
       Increase in net tangible book value per share attributable to investors in this offering...................................... $1.63
     Pro forma net tangible book value per share after the offering..... $2.40
     Dilution per share to investors in this offering................... $6.60

  The following table sets forth, as of September 30, 1996, the differences between existing shareholders and purchasers of shares in this offering (at an assumed initial offering price of $9.00 per share) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                              SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                              ----------------- ------------------- PRICE PER
                               NUMBER   PERCENT   AMOUNT    PERCENT   SHARE
                              --------- ------- ----------- ------- ---------
   Existing Shareholders..... 6,878,340    77%  $18,891,235    51%    $2.75
   Investors in this
    offering................. 2,000,000    23%   18,000,000    49%    $9.00
                              ---------   ---   -----------   ---
     Total(1)................ 8,878,340   100%  $36,891,235   100%
                              =========   ===   ===========   ===

--------
(1) Following the sale of Common Stock by the Selling Shareholders, if the Underwriters' over-allotment option is exercised in full, the number of shares held by all existing shareholders will be reduced by 130,000 shares to 6,748,340 shares or 74% of the total shares of Common Stock outstanding after this offering. Investors in this offering will hold 2,415,000 shares or 26% of the total shares of Common Stock outstanding after this offering if the Underwriters' over-allotment option is exercised in full. See "Principal and Selling Shareholders."

  The foregoing tables assume no exercise of outstanding options to purchase shares of Common Stock except 170,000 shares covered by options intended to be exercised by Selling Shareholders in connection with this offering and assuming the over-allotment option is exercised in full. On September 30, 1996, there were options outstanding to purchase 776,250 shares of Common Stock at a weighted average exercise price of $1.73 per share. As of such date, options to purchase 296,000 shares of Common Stock were immediately exercisable. To the extent these or additional options, if granted, are exercised, there will be further dilution to new investors. See "Management-- Executive Compensation," "Certain Transactions," and Note 3 of Notes to the Financial Statements.

                            SELECTED FINANCIAL DATA

  The selected financial data for the period ended December 31, 1993, and for each of the two years ended December 31, 1994, and December 31, 1995, are derived from audited financial statements of the Company. The selected financial data for the nine months ended September 30, 1995 and 1996, are derived from unaudited financial statements of the Company. In the opinion of management, the unaudited financial statements of the Company have been prepared on the same basis as the audited financial statements included herein and include all adjustments necessary for a fair presentation of financial condition and results of operations for these periods, which adjustments are only of a normal recurring nature. The selected financial data is qualified in its entirety by, and should be read in conjunction with, the Financial Statements and related Notes thereto and other financial information appearing elsewhere in this Prospectus and the discussion under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                            NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                  ------------------------  ------------------
                                                               (UNAUDITED)
                                  1993(1)  1994     1995      1995      1996
                                  ------- -------  -------  --------  --------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales......................  $   0  $     0  $     0  $      0  $    523
  Cost of goods sold.............      0        0        0         0       418
                                   -----  -------  -------  --------  --------
  Gross margin...................      0        0        0         0       105
  Operating expenses:
  Selling, general and
   administrative................     55      689    4,368     3,868     4,962
  Research and development.......      0      549    2,413     1,848     3,173
                                   -----  -------  -------  --------  --------
  Total operating expenses.......     55    1,238    6,781     5,716     8,135
  Operating loss.................    (55)  (1,238)  (6,781)   (5,716)   (8,030)
  Other income (expense).........      1       11       48        23        78
                                   -----  -------  -------  --------  --------
  Net loss.......................  $ (54) $(1,227) $(6,733) $ (5,693) $ (7,952)
                                   =====  =======  =======  ========  ========
  Net loss per common share(2)...  $(.01) $  (.20) $ (1.12) $   (.93) $  (1.25)
                                   =====  =======  =======  ========  ========
  Weighted average number of
   common shares outstanding(2)..  5,210    6,195    6,009     6,144     6,372
                                   =====  =======  =======  ========  ========
                                       DECEMBER 31,           SEPTEMBER 30,
                                  ------------------------  ------------------
                                   1993    1994     1995      1995      1996
                                  ------- -------  -------  --------  --------
                                               (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital................  $  58  $   247  $(2,178) $ (1,804) $  4,103
  Total assets...................    214      782    2,614     2,761    10,571
  Other liabilities..............     39       20        5         6
  Total shareholders' equity.....    142      561   (1,610)   (1,398)    5,500

--------
(1) For period from inception through December 31, 1993.
(2) Based on weighted average common shares and common share equivalents outstanding. See Note 1 of Notes to the Financial Statements.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following management's discussion and analysis of financial condition and results of operations contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  The Company designs, contracts for the manufacture of, and markets certain consumer electronic devices which enable the distribution of video, voice, audio and data signals over existing premises wiring. The Company was incorporated in September 1993 and immediately began a period of technology and product development. In the second and third quarter of 1996, the Company conducted pre-launch product acceptance testing on its ezTV, ezPHONE and ezAUDIO products by manufacturing a total of approximately 7,000 units and selling them on the QVC network and through the Company's sales representative organizations. Through September 30, 1996, the Company generated net sales of approximately $523,000. As a result of this initial test marketing, the Company improved its products' features, circuitry, packaging (including an installation video), and also improved and expanded its customer service and sales support. The Company has commenced larger scale production and distribution of the ezTV, ezPHONE, ezONLINE, ezAUDIO, and ezREMOTE products in the fourth quarter of 1996. See "Business-Pre-Launch Product Acceptance Testing and Product Sales."

  The Company's ezVIEW, ezCOMM, and ezGUARD products are being field tested and the Company anticipates that these products will be available for sale beginning in 1997. There can, however, be no assurance that such timetable will be met or that the Company will be able to successfully market or sell any such products. See "Business--Overview of Targeted Markets and Products" and "Business--Product Development Status."

  From its inception through September 30, 1996, the Company committed $6,135,793 to research and development of its products. The Company anticipates its continued commitment of significant resources to research and development efforts in connection with enhancements to some or all of the above-described products and the commercialization of planned products. Additionally, the Company anticipates significant commitments to marketing and distribution and increasing the capacity of its outsourced manufacturing. See "Use of Proceeds" and "Business--Marketing and Distribution."

RESULTS OF OPERATIONS OF THE COMPANY

 NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995.

  The Company generated no revenues from product sales until April 1996. General and administrative expenses increased by $1,094,543, from $3,867,801 during the first nine months of 1995 to $4,962,344 during the comparable period of 1996. This increase was mainly attributable to increases in payroll expenses and related taxes of $1,101,182, travel and trade show expenses of $403,792, printing and advertising expenses of $326,929, legal and other professional fees of $261,043, offset by a decrease in stock option compensation expense (as explained below) of $1,568,892. Research and development expenses increased $1,323,989, from $1,848,595 during the first nine months of 1995 to $3,172,584 during the comparable period of 1996. Such increase was due to the Company's continued focus on the development of its currently offered and planned products for its "ez" product line.

  Prior to 1996, the Company issued options to purchase its Common Stock at exercise prices below the stock's estimated market value. As the options vest, the Company has and will continue to recognize a non-cash expense for the aggregate difference between the exercise price of the options and their fair market value on the date of grant. For 1995 and the nine months ended September 30, 1996, the Company recognized a non-cash expense of $3,504,299 and $2,194,407 respectively. As of September 30, 1996, the total future compensation expense related to these options is approximately $1,400,000 which will be recognized as the options vest over the next four years.

  Net Interest income increased $55,301, during the first nine months of 1996 as a result of an increased amount of interest bearing cash equivalent assets on hand.

  The Company's net loss for the first nine months of 1996 was $7,951,551 as compared to a net loss of $5,693,405 in the first nine months of 1995, an increase of $2,258,146. This increase is attributable to the increase in general and administrative expenses and research and development expenses as described above.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994 AND PERIOD FROM INCEPTION

  The Company generated no revenues from product sales during the compared periods. General and administrative expenses increased $3,678,830, from $688,909 during 1994 to $4,367,739 during 1995. This increase was primarily due to an increase of stock option compensation expense in the amount of $2,578,986 plus increases in payroll expenses and related taxes in the amount of $343,024, travel expenses in the amount of $136,565, trade show expenses of $185,403 and legal and other professional fees of $46,460. Research and development expenses increased $1,864,163 from $549,523 during 1994 to $2,413,686 during 1995. This increase was due to the Company's focus on the development of its "ez" product line and its efforts in connection with seeking patent protection.

  Interest income increased by $37,159, during 1995 compared to 1994 as a result of an increased amount of interest bearing cash equivalent assets on hand.

  The Company's net loss for 1995 was $6,733,312 compared to a net loss of $1,227,478 in 1994, an increase of $5,505,834. This increase in net loss is attributable primarily to stock option compensation expense of $3,504,299, other general and administrative expenses and research and development expenses as described above, partially offset by an increase in the Company's interest income and a decrease in its interest expense.

  During the period from inception through December 31, 1993 the Company incurred $54,981 of general and administrative expenses offset by $483 of interest income for a net loss of $54,498.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, the Company has funded its operations, working capital needs and capital expenditures primarily from sales of its Common Stock and secondarily from bank borrowings. Subsequent to its initial capitalization, the Company completed five separate private offerings of its Common Stock for an aggregate consideration of $18,883,484.

  The Company's start-up and development stage cash requirements consisted primarily of the acquisition of capital equipment and expenditures for research and development and general and administrative expenses.

  As of September 30, 1996, the Company had cash and accounts receivable totaling $6,091,498 and a backlog of orders of approximately $900,000. The Company currently has no credit line or other credit facility in place. The Company has a letter of credit arrangement with its bank in the amount of $3,000,000 for the benefit of Flextronics. This letter of credit is secured by a three million dollar interest bearing bank account and expires on December 31, 1996. See "Business--Manufacturing."

  The Company anticipates that its need for cash will grow as it expands the commercialization of its current products and continues research and development with respect to new products. Significant anticipated capital expenditures will take the form of funding letters of credit or other surety arrangements obtained by the Company to assure and expand its outsourced manufacturing capacity, on-going research and development and sales and marketing efforts. The Company's future liquidity and capital resources will depend on numerous factors, including continued technological progress in its research and development, the success of product testing and commercialization, the costs necessary to expand the Company's outsourced manufacturing capabilities, the costs involved in preparing, filing and prosecuting patent applications and maintaining and enforcing patents and patent applications and other proprietary rights, the ability of the Company to establish collaborative arrangements, demand for the Company's products and the amount and timing of future revenues.

  Although the Company believes that the proceeds from this offering together with cash generated from operations will be sufficient to meet the Company's operating and capital requirements at least through December 31, 1998, there can be no assurance that the Company will not require additional financing within this time frame. In the event additional capital is required in excess of the proceeds of this offering and cash generated by operations, the Company presently intends to raise such additional capital by establishing and maintaining borrowing arrangements and/or the sale of additional equity securities. There is no assurance that the Company will be successful in obtaining additional operating capital on satisfactory terms or at all.

INFLATION AND SEASONALITY

  The Company believes that inflation has had little or no material impact on its operations to date. Since the Company's current products consist of consumer electronics products, which may sell heavily during the Christmas shopping season, Company sales may be positively impacted in the fourth quarter in any given year. Furthermore, because the Company recognizes revenues upon shipment of finished products, such recognition may be irregular and uneven, thereby disparately impacting quarterly operating results and balance sheet comparisons.

                                   BUSINESS

GENERAL


  Elcom (derived from ELectric COMmunications) Technologies Corporation is the developer of the CUSTOMER PREMISES AREA NETWORK or CPAN System, which enables the distribution of video, voice, audio and data signals through a premises' (typically a home or small business) existing electrical wiring eliminating the need for additional television cables, phone lines and stereo wires throughout the home. The CPAN System consists of a transmitter and a receiver which plug into standard electrical outlets. The transmitter is linked by standard input connectors to the signal source such as cable/satellite television, telephone line, stereo or computer. One or more receivers, located in other rooms, are linked by standard output connectors to televisions, telephones, fax/modems, speakers, computers or printers. The Company is developing a family of products incorporating the CPAN System, and recently began marketing five such products: ezTV, ezPHONE, ezONLINE, ezAUDIO and ezREMOTE.

  The ezTV product enables the distribution of a video signal, such as a cable television channel, to multiple locations within a home without installing additional cabling and offers remote control capability in either the primary or secondary viewing room. The ezPHONE and ezONLINE products provide access to telephone service in most rooms of the home for phone, fax, caller ID and provide computer modem access up to 33.6 Kbps. The Company's ezONLINE product is specifically targeted to the personal computer market. The ezAUDIO product enables the distribution of audio signals in stereo to multiple locations within a home for home theater systems and second room audio. The ezREMOTE product enables consumers to operate remote control enabled equipment and appliances in most rooms where an electrical outlet is present.

  The CPAN System provides a common platform for additional products currently under development, including the ezVIEW and ezCOMM products. The ezVIEW product is intended to integrate electrical wiring systems with video cameras to enable premises surveillance in most rooms. The ezCOMM product is intended to enable the connection of multiple computers to a single printer. In addition to its CPAN System products, the Company is developing its ezGUARD surge protection device, under license from a third party licensor. The ezGUARD product is designed to substantially reduce the risk of damage to computers, televisions and other home appliances from electrical outlet power surges as compared with competitive consumer products. The Company is currently devoting significant resources toward the foregoing product development and anticipates marketing these products beginning in 1997. There can be no assurance that the Company will successfully complete the development of these products or that the Company's existing or planned products will satisfy the needs of the market place.

  The Company markets its products directly and through sales representatives to national retail organizations, such as consumer electronics and computer retailers, electronics distributors and catalog retailers. Additionally, the Company has an agreement with QVC which, subject to certain conditions, grants QVC exclusive direct response television rights to sell Elcom branded products and to launch all other Company developed products on the QVC network.

BUSINESS STRATEGY

  The Company's strategy is to (i) improve, expand and diversify its product lines; (ii) expand sales and marketing efforts; (iii) increase OEM sales; and
(iv) develop digital technology. The Company's strategy includes the following key elements:

  IMPROVE, EXPAND AND DIVERSIFY PRODUCT LINES. The Company's initial product lines consist of single function analog products that address broad market needs. The Company believes that its current products can be improved to perform better and with less product limitations. The Company believes that improved and expanded product lines, resulting in increased consumer choice, are essential to increasing market share. The Company intends to expand and diversify its product lines by a variety of means including combining existing features and functions (for example, the ezAUDIO and ezREMOTE products) or by providing lower cost products with one or more features removed. Additional product line expansion and diversity may be obtained through incorporating complementary technologies from OEM or third party relationships. The Company intends to further modularize the design and development of product functions enabling a common platform to be used in diverse product combinations which should reduce product development cycle time and costs. The Company also plans to expand and diversify its product lines and reduce costs through the use of application specific integrated circuits ("ASICs") and hybrid circuits which will allow its products to be imbedded and integrated with OEM products. There can be no assurance, however, that such products will be successfully developed or marketed.

  EXPAND SALES AND MARKETING EFFORTS. The Company plans to continue its initial sales efforts by targeting individual retail segments including home theater, satellite television, home computing and home offices. The Company believes that the development of these diverse market niches is key to sustaining expanded product lines. The Company plans to expand to international markets through the use of country representatives and the Company's own direct marketing efforts. The Company also believes there is significant potential for the sale of its products through entertainment programmers and service providers such as cable, satellite, telephone and utility companies.

  INCREASE OEM SALES. The Company is pursuing agreements with OEMs to private label its products and embed its products for OEM sales. The Company believes that as its products gain acceptance by OEM customers, it will be able to license its design for inclusion in OEM development-stage products. The Company is also developing its PLC Ready technology for use by OEM customers which will enable OEMs to embed the CPAN System within their products, such as the ezAUDIO product embedded inside a speaker cabinet.

  DEVELOP DIGITAL TECHNOLOGY. The Company has obtained an exclusive license with X-Com, Inc. for the use of certain of X-Com, Inc.'s digital technology. This technology, if feasible, may be used to develop high speed data communications products for communication over existing electrical wiring. The Company is currently developing this technology and anticipates future commercialization of one or more products utilizing such technology. There can be no assurance that the Company will be successful in developing such products.

SHORT-TERM PLAN OF OPERATIONS

  Through June 1997, the Company intends to continue to expand its research and development activities to improve its current products and further the development of additional products. The Company intends to hire additional research engineers and/or technicians for such purposes. The Company also intends to increase its sales and marketing efforts, in part, by the addition of one or more in-house sales and marketing managers during that time frame. While the Company has no plans to make any material acquisition of any plant or equipment during such time frame, it does intend to increase the capacity of its outsourced manufacturing by committing a portion of the proceeds of this offering to securing an increase in its letter of credit limits or obtaining one or more additional letters of credit or other surety arrangements necessary for the production of its products. There can be no assurance that the Company's present plans will be executed, that it will possess the necessary capital to execute its plans, that such plans will not change or that its plans will meet with success. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources," and "--Overview of Products and Targeted Markets."

OVERVIEW OF PRODUCTS AND TARGETED MARKETS

  Using the "ez" family of trademarks, the Company has developed or is developing the following products for the consumer electronics market.

  CURRENT PRODUCTS

   . ezTV

    The ezTV product permits the distribution of high quality analog video signals to multiple televisions within a customer premises. Users plug ezTV transceivers into electrical outlets to send and receive television signals from one room to another from a cable television set top box, video cassette recorder, laser disc player or satellite integrated receiver decoder. In this way, multiple televisions can access the same program without installing additional cables.

   . ezPHONE and ezONLINE

    The ezPHONE product, once plugged into the incoming telephone jack, permits the reception of a telephone, fax or computer data signal by a telephone equipped with an ezPHONE transceiver elsewhere in the premises where there is an electrical outlet. The Company also markets the ezPHONE product as the ezONLINE product which targets the personal computer market.


   . ezAUDIO

    The ezAUDIO product allows users to plug remote speakers into a premises outlet to receive high quality audio signals from a central or local amplifier. The ezAUDIO product targets the consumer electronics market by providing surround sound, rear speaker, home theater and second room audio capability by simply plugging ezAUDIO transceivers into power outlets.

   . ezREMOTE

    The ezREMOTE product enables control of audio, video and home theater equipment by detecting and re-transmitting the infra-red signals from one room to another room via existing electrical wiring.

  PRODUCTS IN DEVELOPMENT

   . ezVIEW

    The ezVIEW product will provide an interconnection between a video camera in one room and a television in another room to permit monitoring of children and surveillance. The ezVIEW product line will target residential consumers and businesses. The Company may also license the technology used in the ezVIEW to video camera and security system integrators. The Company believes that ezVIEW will provide a flexible, inexpensive security solution utilizing existing televisions, camcorders and VCRs.

   . ezCOMM

    The ezCOMM product is intended to be the first product allowing multiple desktop computer users to link up personal computers to a common printer over existing electrical wiring.

   . ezGUARD

    The ezGUARD surge suppression product is designed based on a patented technology licensed to the Company that meets the highest standards established by the U.S. government for surge suppression. The ezGUARD product will suppress and can withstand repeated voltage surges of 6000 volts. The product is targeted at the network server, personal computer, home theater and home appliances.

PRODUCT DEVELOPMENT STATUS

  The Company presently offers its ezTV, ezPHONE, ezONLINE, ezAUDIO and ezREMOTE products for sale and anticipates that production will begin on the ezVIEW, ezCOMM and ezGUARD products in sufficient quantities to be available for sale in 1997. The Company spent $549,523, $2,413,686 and $3,172,584 for research and development in 1994, 1995 and the nine months ended September 30, 1996 respectively.

  There can be no assurance that the products currently under development will be successfully developed by the Company or, if developed, that such production will be within the period set forth above. There can be no assurance that products manufactured will be commercialized or meet consumer expectations. Variations from such periods may be significant and may materially adversely affect the Company. See "Risk Factors--No Assurance of Successful Product Development" and "Need for Additional Funds."

PRODUCT LIMITATIONS

  The Company has identified certain limitations associated with its products. Specifically, the performance of the ezTV, ezPHONE, ezONLINE, ezAUDIO and ezREMOTE products may be significantly impaired in electrical outlets where halogen lighting, fluorescent lighting or dimmer switches are utilized. The Company's products may be significantly impaired if plugged into surge suppression devices or GFI outlets such as those commonly used in kitchens and bathrooms. Additionally, severe weather conditions, such as lightning, may temporarily impair the performance of such products. The Company's products are designed to operate in premises with a single breaker box and standard dual phase wiring. These limitations, individually or in the aggregate, will limit the potential size of the Company's market for its products. There can be no assurance that the Company will be able to resolve the above noted product limitations in a cost effective manner or at all.

MANUFACTURING

  The Company has contracted with Flextronics for the assembly of all of its products, the components of which are supplied by various third party suppliers. The Company's internal manufacturing operations consist primarily of production of prototypes, test engineering, materials purchasing and inspection and quality control. The Company believes that Flextronics is able to produce high quality products allowing the Company to focus its efforts on design rather than production. The Company monitors the performance and quality of the work performed by Flextronics by using the Company's internal quality assurance procedures and by making regular visits to its Malaysian manufacturing facility. The Company has no other manufacturer or assembler at this time. The Company is unable to determine what levels of inventory will be required to meet the delivery requirements of its customers.

  In order to maintain its production capacity with Flextronics, the Company has entered into a $3 million letter of credit arrangement with a bank for the benefit of Flextronics. Such letter of credit expires on December 31, 1996, unless extended by the bank, and is collateralized by first priority lien on a three million dollar interest bearing bank account of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

PRE-LAUNCH PRODUCT ACCEPTANCE TESTING AND PRODUCT SALES

  In the second and third quarters of 1996, the Company conducted pre-launch product acceptance testing on its ezTV, ezPHONE and ezAUDIO products by manufacturing a total of approximately 7,000 units and selling them on the QVC network and through the Company's sales representative organizations. Through September 30, 1996, the Company generated net sales of approximately $523,000. As a result of this initial test marketing the Company improved its products' features, circuitry, packaging (including an installation video) and also improved and expanded its customer service and sales support. The Company commenced larger scale production and distribution of the ezTV, ezPHONE, ezONLINE, ezAUDIO and ezREMOTE products in the fourth quarter of 1996.

PRODUCT WARRANTY

  The Company's current payment terms are generally net 30 days. The Company's policy is not to accept sales returns except for defective goods. Depending on the product, the Company provides a limited warranty for a period of between 90 days to one year from the date of purchase by the end-user. The Company believes this warranty period is customary in the consumer electronics industry.

MARKETING AND DISTRIBUTION

  In addition to its own marketing staff, the Company is presently utilizing independent sales representative organizations to market its products. During 1996, the Company entered into agreements with 20 independent sales representative organizations covering the United States, Canada, Mexico, Brazil and Colombia to accelerate its penetration of the retail marketplace and access key retail organizations.

  The Company intends to market its products directly and through sales representatives to the following distribution channels:

  . National retail organizations that sell products directly to the consumer, including national and regional consumer electronics and computer retail chains, and QVC;

  . Traditional consumer computer/telecommunications marketplace distribution channels which include national and regional distributors that redistribute to a combination of value-added resellers, systems integrators and specialty retailers;

  . Catalogs and;

  . OEMs of consumer electronic products.

  The Company's marketing plans are subject to change as a result of a number of factors, including progress or delays in the Company's product development efforts, insufficient capital, changes in the market and competition factors. There can be no assurance that the Company will be able to complete development of those of its products under development, or enter into or maintain satisfactory marketing arrangements for any of its products.

INTELLECTUAL PROPERTY

  The Company intends to aggressively seek patent protection for any technology and products it develops. The Company has received a notice of allowance for one United States design patent associated with ornamental aspects of the product casing and currently has eight patent applications pending in the United States. The Company intends to file one or more corresponding applications for foreign protection of its technology. There can be no assurance that patents will issue on such patent applications. There can be no assurance that the Company's existing patent or any future patents the Company may obtain will effectively protect the technology, foreclose the development of competitive products by others or otherwise be commercially valuable.

  The Company presently has trademark applications pending before the United States Patent and Trademark Office for, among other marks CUSTOMER PREMISES AREA NETWORK, CPAN, ezTV, ezPHONE, ezAUDIO, ezREMOTE, ezLAN, ezCOMM, ezGUARD, ezVIEW, PLC Ready, ezONLINE, JUST PLUG IT IN and PLUG INTO THE FUTURE. The Company is in the process of preparing and expects to apply for additional trademark registrations. The Company has three Canadian trademark applications pending for ezPHONE, ezTV and ezAUDIO. There can be no assurance that the Company will obtain any trademark registrations in the United States or in any foreign country.

REGULATION

  Every product developed by the Company and intended to be developed by the Company is required to meet various FCC and international regulations. Products must pass FCC compliance testing prior to their sale. Failure to pass such FCC compliance testing would result in the Company not being able to sell that product, which could have a material adverse effect upon the Company and its prospects. The Company has retained an independent, third-party laboratory acceptable to the FCC to conduct FCC compliance testing for its ezTV, ezPHONE, ezONLINE, ezAUDIO, ezREMOTE, ezCOMM and ezGUARD products. The Company anticipates that official FCC approval will eventually be obtained for its products, however, there is no certainty that such approval will be obtained. The Company further intends to seek UL approval for its products.

  The Company's products are required to comply with FCC rules governing conducted and radiated emissions from current carrier devices. Although certain of the Company's products have passed compliance tests under the FCC rules verification procedure, the FCC rules regarding current carrier devices do not require that tests be made on the operating frequencies used by the Company's products. It is possible that the FCC may adopt rules applicable to the frequencies employed by the Company's products and that the Company would be required to comply with such rules.

  Although the Company's ezTV and ezPHONE products have passed compliance tests under FCC procedure and may thereby be sold to the public, such compliance does not guarantee the right of a purchaser to connect the device to a cable television system. Issues regarding the connection of consumer owned equipment to cable television systems are presently under consideration in an FCC rulemaking proceeding. The FCC proceeding is not expected to be resolved this year.

  Although the Company's products have been tested for compliance with FCC rules governing conducted and radiated emissions from current carrier devices, such compliance does not guarantee that the Company's products will not interact with similar devices in neighboring residences nor does its guarantee that the Company's products will not cause interference to, or receive interference from, licensed radio facilities. The FCC may require the owner of a Company product to discontinue using it if it causes interference.

COMPETITION

  The market for consumer electronics devices which allow for the simultaneous distribution of signals around consumer homes and small businesses utilizing existing electrical wiring is highly competitive. The Company is aware of several companies that have developed technology and products which may be competitive with the Company's technology and products including Phonex and its Intelejak product and Recoton, Inc. and RF Link Co., both of which manufacture wireless video and audio products. Many of the Company's competitors have greater financial, technical and marketing resources than the Company. The Company competes on the basis of the uniqueness of its product line, and to some degree, on the basis of price.

  Other means of connecting televisions, telephones, audio devices and other devices to the service providers (i.e., cable television, telephone) exist including installing new wiring or using wireless devices. Installation of new wiring may present significant costs and inconvenience. However, the installation of new wiring provides a permanent solution to connecting televisions, telephones, audio, and other devices to service providers with a high degree of reliability. Wireless devices provide the ability to transmit signals without requiring additional wiring. However, wireless devices also have disadvantages. Most wireless consumer products operate in unlicensed frequency ranges and are subject to interference, intermittent performance heavily dependent on building materials and distances between units, as well as the impact of other building devices and neighborhood wireless signals. This situation may be exacerbated in multiple dwelling premises. Further, the power needs of many wireless devices require them either to be periodically recharged or to draw their power from AC outlets. The primary wireless competitors for the Company's ezTV and ezAUDIO products are Recoton Inc. and RF Link Co. For the ezPHONE and ezONLINE products, the primary competitors are the several manufacturers of fax/modem capable, digital and cordless phones.

  The Company believes that its competitive success will be based on its ability to create and enhance products with advanced technology, develop proprietary products, attract and retain engineering personnel, obtain patent or other protection for its products, manufacture and successfully market its products either independently or through outside parties and obtain necessary capital on a timely basis and on favorable terms. Further, Charles Abraham, the former Chairman of the Board of Directors of the Company, has knowledge of the Company's technology and may compete with the Company. See "Legal Proceedings--Prior Litigation."

EMPLOYEES

  As of September 30, 1996, the Company employed 41 full-time individuals, 18 of whom are directly involved in product development.

FACILITIES

  The Company leases its office, research and development and engineering space pursuant to a sublease agreement with Centocor Property Management Corporation expiring on August 30, 1997. The sublease covers 16,741 square feet beginning August 1, 1996, for an annual rent of $179,630.

BACKLOG

  As of September 30, 1996, the Company had a backlog of orders of approximately $900,000 all of which the Company expects to fill in the current fiscal year.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The directors, executive officers and key employees of the Company are:

  NAME                              AGE                  POSITION
  --------------------------------- --- -------------------------------------------
Robert A. Vito.....................  34 President, Chief Executive Officer,
                                        Treasurer and Chairman of the Board of
                                        Directors
Myrddin L. Jones...................  62 Vice President of Strategic Planning
Louis J. Petriello.................  41 Chief Operating Officer, Chief Financial
                                        Officer and Corporate Counsel
Stephen B. Pudles..................  37 Vice President of Business Development
Dr. C.B. Patel.....................  56 Vice President of Engineering
George Daly........................  61 Vice President of Operations
Robert B. Sando....................  36 Vice President of Finance and Secretary
Paul Kouch.........................  39 Director
Dr. John Wade Seedor...............  41 Director

  All Company directors are elected annually and hold office until their respective successors are elected and qualify. Executive officers are elected annually by the Board of Directors and serve at its discretion.

  ROBERT A. VITO has been the President, Chief Executive Officer and Treasurer of the Company since its inception and Chairman of the Board of Directors of the Company since May 1995. From 1988 through 1994, Mr. Vito served in the Tax Technology Group of Price Waterhouse LLP. He is an adjunct professor at the Pennsylvania State University and the Philadelphia College of Textiles & Science and has extensive consulting experience with both Fortune 500 companies and small enterprises. Mr. Vito is primarily responsible for overall direction of the Company's activities, day to day management, funding and financial matters.

  MYRDDIN L. JONES has been the Vice President of Strategic Planning for the Company since June 1996. From September 1993 through May 1996, Mr. Jones served as Vice President of Marketing. From 1987 through 1993, Mr. Jones provided management consulting services, including strategic planning, fund raising and marketing activities for a variety of clients. He has also served in senior marketing, sales, service and strategic management positions for companies such as Commodore, Sperry and Philips Electronics. His primary responsibilities include business strategies for products developed by the Company and operations.

  LOUIS J. PETRIELLO is an attorney and Certified Public Accountant. He has been Corporate Counsel since December 1995, and was appointed Chief Financial Officer of the Company in September 1996. On October 1, 1996, Mr. Petriello was appointed Chief Operating Officer. Since 1990, Mr. Petriello has been an attorney in private practice and an Adjunct Professor in the M.B.A. programs at the Pennsylvania State University and the Philadelphia College of Textiles and Science. Mr. Petriello previously served as Director of Taxation at Shared Medical Systems Corporation in Malvern, Pennsylvania, and as Tax Manager at Arthur Andersen & Co. in Philadelphia, Pennsylvania.

  STEPHEN B. PUDLES has been the Vice President of Business Development for the Company since June 1996. From December 1995 through June 1996, Mr. Pudles served as Vice President of Operations and Engineering. Prior to his employment with the Company Mr. Pudles served in senior manufacturing, marketing, sales and program management positions with Restor Industries and Electronic Associates, two electronic contract manufacturers. He has extensive experience in current manufacturing technologies, purchasing, subcontracting, quality assurance, production control and customer fulfillment operations. Mr. Pudles's responsibilities include management of sales and marketing activities of the Company.

  DR. C.B. PATEL has been the Vice President of Technology for the Company since June 1996. Dr. Patel joined the Company as Technology Manager in October 1994. From 1989 through October 1994, he was chief engineer, advanced applications, at AML/Samsung. Prior to that he was a senior member of the technical staff of the David Sarnoff Research Center in Princeton. He has over 20 U.S. patents issued and has published four papers. His activities encompassed digital high definition television systems design and development. He has a Ph.D. and MSEE from Michigan State and a BSEE from Varnasi, India. He brings to the Company significant expertise and experience in digital signal processing, digital filter design as well as all aspects of digital and video development and testing.

  GEORGE DALY has been the Vice President of Operations for the Company since September 1995. He has over 30 years of experience in engineering and manufacturing of a variety of technology products. From 1991 to August 1995, Mr. Daly worked as Vice President of Operations for FiberCorp Inc. a manufacturer of alarm monitoring systems. From 1987 to 1991 he was the Chief Operating Officer for Test Technology Manufacturing Inc., a contract manufacturer. Prior thereto he was employed as Senior Vice President of Operations for Telesciences Inc., a manufacturer of telephone equipment. His responsibilities include the commercializing and manufacturing of the Company's product line.

  ROBERT B. SANDO has been the Vice President of Finance and the Secretary of the Company since September 1994. From 1991 through September 1994, Mr. Sando was an accountant with the public accounting firm of Sacco Sweeney LLP. From 1988 to 1991, Mr. Sando was a senior tax consultant with the international accounting firm of Deloitte & Touche in Philadelphia, Pennsylvania.

  PAUL KOUCH has been a Director of the Company since August 1994. Mr. Kouch is the Vice President and co-founder of Gearo's Inc. and Paroma Inc., a group of multiple location specialty restaurants in the Philadelphia area, which he has co-owned and operated over the past 15 years. He has over twenty years of experience in managing all aspects of a business that has grown from a staff of 6 to over one hundred.

  DR. JOHN WADE SEEDOR was elected on July 28, 1995 to the Board of Directors. Dr. Seedor is a board certified physician who had served as Vice President of the Medical Staff of Taylor Hospital, Philadelphia, Pennsylvania and holds a faculty appointment at the University of Pennsylvania. Dr. Seedor has been the chairman of numerous hospital committees and currently serves on the Executive Committee of Taylor Hospital.

EXECUTIVE COMPENSATION

  The following table sets forth information with respect to the cash compensation paid by the Company for services rendered during the fiscal year ended December 31,1995, to its Chief Executive Officer. No officer or director was paid salary and bonus in excess of $100,000 during 1995.

                          SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM COMPENSATION
                                                      ---------------------------------------------
                             ANNUAL COMPENSATION               AWARDS                PAYOUTS
                         ---------------------------- ------------------------ --------------------
                                            OTHER     RESTRICTED  SECURITIES
        NAME AND                            ANNUAL      STOCK     UNDERLYING    LTIP    ALL OTHER
   PRINCIPAL POSITION    SALARY   BONUS  COMPENSATION  AWARD(S)  OPTIONS/SARS# PAYOUTS COMPENSATION
------------------------ ------- ------- ------------ ---------- ------------- ------- ------------
Robert A. Vito.......... $80,423 $15,238                            350,000(1)
President, Chief Executive
Officer, Treasurer and
Chairman of the Board

  No stock options were granted to the Company's Chief Executive Officer during 1995. None of the Company's officers exercised options during the fiscal year ended December 31, 1995. The following table sets forth certain information regarding options held as of December 31, 1995, by the Company's Chief Executive Officer.
--------
(1) On September 18, 1996, the Company and Mr. Vito entered into an agreement whereby 300,000 outstanding options were canceled for no consideration. See "Certain Transactions."

                         FISCAL YEAR-END OPTION VALUES

                                     NUMBER OF
                               SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                             AT FISCAL YEAR END(1) (2) AT FISCAL YEAR END(1) (2)
                             ------------------------- -------------------------
 NAME                        EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
 --------------------------  ----------- ------------- ----------- -------------
 Robert A. Vito.............   233,330      116,670    $1,034,000    $516,000

--------
(1) There was no public trading market for the Common Stock as of December 31, 1995. Accordingly, these values have been calculated on the basis of the price of shares of Common Stock sold in a private placement which was being conducted at December 31, 1995.
(2) On September 18, 1996 the Company and Mr. Vito entered into an agreement whereby 300,000 outstanding options were canceled for no consideration. See "Certain Transactions."

  In 1995, Mr. Vito was the only officer of the Company who participated in deliberations of the Board of Directors concerning executive officer compensation.

EMPLOYMENT AGREEMENTS

  Robert A. Vito and Myrddin L. Jones have both entered into employment agreements with the Company which terminate on December 31, 2003. Mr. Vito's employment agreement calls for compensation at a rate mutually agreed upon by the Company and Mr. Vito. Stephen B. Pudles, Dr. C.B. Patel, Robert B. Sando, Louis J. Petriello, George Daly and certain other current employees have entered into three year employment agreements which expire between 1997 and 1999.

  Each of the Company's employment agreements described above required acknowledgment of the Company's ownership of information created, discovered or developed by the employee/executive and applicable to the business of the Company and any client, customer or strategic partner of the Company. Each employee/executive also agreed to assign all rights he may have or acquire in proprietary information of the Company and to keep such proprietary information confidential, and also agreed to certain covenants not to compete with the Company.

COMPENSATION OF DIRECTORS

  The Company has not paid any cash compensation and does not presently propose to pay cash compensation to any director for acting in such capacity except for reimbursement for reasonable expenses in attending meetings. However, the Company has issued options to purchase Common Stock to its directors, all of which have been cancelled except for options to purchase 12,500 shares of Common Stock.

                             CERTAIN TRANSACTIONS

  As of the date hereof, the Company had sold an aggregate of 1,968,250 shares of Common Stock to various executive officers and directors for an aggregate consideration of $540,180. Of such shares, 1,075,000 are owned by Robert A. Vito, 400,000 are owned by Myrddin L. Jones, 450,000 are owned by Paul Kouch, 37,500 are owned by Dr. John Wade Seedor, 5,000 are owned by Louis J. Petriello, and 250 are owned by Stephen B. Pudles.

  Further, executive officers and directors currently hold options to purchase 500,000 shares of Common Stock in the aggregate. See "Principal and Selling Shareholders" and "Dilution."

  In order to reduce a significant source of potential future dilution, on September 18, 1996, the Company and certain of its officers and directors agreed to cancel the following outstanding options for no consideration:

                                                      STOCK OPTIONS (1)
                                              ----------------------------------
                                               GRANTED  CANCELLED CURRENTLY HELD
                                              --------- --------- --------------
        Robert A. Vito.......................   350,000  300,000      50,000
        Myrddin L. Jones.....................   312,500  287,500      25,000
        Stephen B. Pudles....................   300,000  100,000     200,000
        Paul Kouch...........................    50,000   50,000           0
                                              ---------  -------     -------
                                              1,012,500  737,500     275,000
                                              =========  =======     =======

--------
(1) The amounts represent shares of Common Stock underlying options cancelled by agreement between the officer or director and the Company.

                      PRINCIPAL AND SELLING SHAREHOLDERS

PRINCIPAL SHAREHOLDERS

  The following table sets forth, as of the date hereof, certain information regarding the beneficial ownership of the Common Stock of the Company by (i) each director, (ii) all directors and executive officers as a group and (iii) each person or group of persons known to the Company to be the beneficial owner of more than 5% of the shares of Common Stock outstanding.

                                                                        PERCENT OF CLASS
                                                                        -----------------
                                                 BENEFICIAL OWNERSHIP    BEFORE   AFTER
     NAME AND ADDRESS OF BENEFICIAL OWNER(1)   PRIOR TO THE OFFERING(2) OFFERING OFFERING
     ---------------------------------------   ------------------------ -------- --------
     Robert A. Vito.................                  1,125,000          16.2%    11.5%
     Myrddin L. Jones...............                    425,000           6.2%     4.2%
     Paul Kouch.....................                    450,000           6.5%     4.5%
     Dr. John Wade Seedor...........                     40,000            *        *
     All Directors and Executive
      Officers as a Group
      (9 persons)...................                  2,316,500          31.9%    22.8%

--------
 *  Less than 1%
(1) The address of the identified beneficial owners is 78 Great Valley Parkway, Malvern, Pennsylvania 19355.
(2) Includes shares issuable pursuant to outstanding options to purchase Common Stock that may be exercised within 60 days as follows: 50,000 shares for Mr. Vito, 25,000 shares for Mr. Jones, 0 shares for Mr. Kouch, 5,000 shares for Dr. Seedor, 5,000 shares for Mr. Petriello, and 387,500 shares for all directors and executive officers as a group.

SELLING SHAREHOLDERS

  The following table sets forth as of the date hereof, certain information concerning the Selling Shareholders and assumes exercise by the Underwriters of the entire over-allotment option.

                                                         BENEFICIAL OWNERSHIP
                                  BENEFICIAL                AFTER OFFERING
                                  OWNERSHIP              ----------------------
                                   PRIOR TO  SHARES TO     NUMBER
   NAME OF BENEFICIAL OWNER        OFFERING   BE SOLD     OF SHARES    PERCENT
   ------------------------------ ---------- ---------   ------------ ---------
   Robert A. Vito................ 1,125,000   100,000(1)    1,025,000     11.5%
   Myrrdin L. Jones..............   425,000    50,000(1)      375,000      4.2%
   Paul Kouch....................   450,000    50,000         400,000      4.5%
   Stephen Pudles................   200,250    50,000         150,250      1.7%
   Dr. C.B. Patel................    40,000    25,000          15,000        *
   Robert B. Sando...............    20,000     5,000          15,000        *
   George Daly...................     5,000     5,000               0        *
   Louis J. Petriello............    10,000     5,000           5,000        *
   Deepak Srinivasan.............    20,000    10,000          10,000        *
                                  ---------   -------    ------------  -------
     Total....................... 2,296,250   300,000       1,995,250     22.8%
                                  =========   =======    ============  =======

--------
 * Less than 1%
(1) Mr. Vito and Mr. Jones are selling 50,000 shares each of Common Stock in the offering. Mr. Vito is also participating as a Selling Shareholder in the Underwriters' over-allotment option.

                           DESCRIPTION OF SECURITIES

GENERAL

  The Company is authorized to issue 20,000,000 shares of Common Stock, no par value. As of the date hereof, 6,878,340 shares of Common Stock are outstanding and are held of record by 333 shareholders. The following is a summary description of certain provisions relating to the Company's Common Stock contained in its Articles of Incorporation, as amended, its ByLaws and under the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL") and is qualified in its entirety by reference to the Company's Articles of Incorporation, as amended, ByLaws and the BCL.

VOTING RIGHTS

  Each outstanding share of Common Stock has one vote on all matters requiring a vote of the shareholders. The Common Stock is entitled to cumulative voting for the election of the directors of the Company.

LIQUIDATION RIGHTS

  In the event of a voluntary or involuntary liquidation of the Company, all shareholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock.

PREEMPTIVE RIGHTS

  The holders of the Common Stock have no preemptive rights with respect to the Company's offerings of shares of its Common Stock.

DIVIDEND RIGHTS

  Holders of Common Stock are entitled to dividends if, as and when declared by the Board of Directors out of the funds legally available therefor. It is the present intention of the Company to retain earnings, if any, for the foreseeable future for use in its business. See "Dividend Policy."

TRANSFER AGENT

  The Transfer Agent for the Common Stock of the Company is Chase Mellon Shareholder Services.

PERSONAL LIABILITY OF DIRECTORS

  Subject to certain exceptions, the BCL permits Pennsylvania corporations to eliminate or limit the personal liability of a director for monetary damages arising actions taken as a director. The Company's ByLaws include a provision eliminating the personal liability of directors to the Company and its shareholders for monetary damages for any actions, or failure to take actions as a director unless (i) the director has breached or failed to perform the duties of his office, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Directors are not insulated from liability pursuant to any criminal statute, or for the payment of taxes. The foregoing provisions of the Company's ByLaws may reduce the likelihood of derivative litigation against directors for breaches of their duties, even though such an action, if successful, might otherwise have benefited the Company and its shareholders.

  The Company's ByLaws also provide that the Company shall indemnify its directors, officers and agents to the fullest extent permitted by the BCL. The Company presently has directors' and officers' liability insurance. Furthermore, the Company may enter into indemnity agreements with its directors and officers for the indemnification of, and advancing of expenses to, such persons to the fullest extent permitted by law.

PENNSYLVANIA LAW

  Certain provisions of Pennsylvania's corporate law regulate takeover activity involving Pennsylvania corporations. Principally, the relevant provisions provide: (i) broad discretion for the Board of Directors to consider a variety of constituencies when evaluating the merits of a proposed takeover, including employees, customers and creditors of the corporation, over the interests of its shareholders; (ii) a mechanism which eliminates an acquiring person's right to vote his shares under certain circumstances unless such right is reinstated by a shareholder voting procedure; and (iii) a corporation with the ability to recover profits realized by certain persons acquiring and disposing of stated percentages of voting control of a corporation under certain circumstances.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the consummation of this offering, the Company will have 8,878,340 shares of Common Stock outstanding. The Company has reserved for issuance 776,250 shares of Common Stock upon the exercise of outstanding options all of which shall be exerciseable within five years of the date hereof. Of the shares of Common Stock to be issued and outstanding after this offering, the 2,100,000 shares of Common Stock offered hereby (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely tradable without restriction or further registration under the Securities Act, except for any share purchased or held by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) which will be subject to the limitations of applicable law. The remaining 6,778,340 shares of outstanding Common Stock, constitute "restricted securities" as that term is defined under Rule 144, and may not be sold unless registered under the Securities Act or exempted therefrom. All of such shares, except for approximately 2,824,090 shares, are now eligible to be sold in accordance with the exemptive provisions of Rule 144.

  In general, under Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an "affiliate" of the Company, who for at least two years has beneficially owned restricted securities acquired directly or indirectly from the Company or an affiliate of the Company in a private transaction, is entitled to sell in brokerage transactions within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the total number of outstanding shares of the same class, or (ii) if the stock is quoted by Nasdaq, the average weekly trading volume in the stock during the four calendar weeks preceding the notice given to the Securities and Exchange Commission (the "Commission") with respect to such sale. A person who is not an affiliate and has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned restricted securities for at least three years is entitled to sell such shares pursuant to subparagraph (k) of Rule 144 without regard to any of the limitations described above. Sales of the Common Stock by certain of the present shareholders in the future may have a depressive effect on the price of the Common Stock.

  The holders of 1,633,267 shares that were issued in the most recently completed private placement of shares concluding on August 22, 1996 have been granted certain registration rights requiring the filing of a registration statement for resale of such shares within 60 days of a demand for such registration made after 12 months after the Company becomes a reporting company. The Company has agreed to register 776,250 shares of Common Stock underlying outstanding options to purchase Common Stock in four substantially equal installments beginning six months after the consummation of this offering. The Company intends to maintain the effectiveness of the registration statements utilized until the earlier of the time that all Common Stock registered thereby is sold or an exemption from the Securities Act exists under which all of the Common Stock covered by a particular registration statement may be sold without a currently effective registration statement.

  All of the Company's directors and executive officers (who hold in the aggregate approximately 1,968,000 shares) have agreed not to sell, offer to sell or otherwise dispose of any shares of the Company's Common Stock until 180 days from the date of this Prospectus, except pursuant to gifts or pledges in which the donee or pledgee agrees to be bound by such restrictions, without the prior written consent of Pennsylvania Merchant Group Ltd. These agreements are enforceable only by the parties thereto, and are subject to rescission or amendment at any time without the approval of other shareholders.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters") have severally agreed to purchase from the Company and certain Selling Shareholders the number of shares of Common Stock set forth opposite their respective names in the table below:

                                                                       NUMBER OF
     UNDERWRITER                                                        SHARES
     ----------------------------------------------------------------- ---------
   Pennsylvania Merchant Group Ltd....................................
                                                                       ---------
     Total............................................................ 2,100,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent. The nature of the Underwriters' obligation is that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

  The Company has been advised by the Underwriters, for whom Pennsylvania Merchant Group Ltd is acting as the representative (the "Representative"), that they propose initially to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers (which may include Underwriters) at such
public offering price less a concession not to exceed $    per share. The
Underwriters may allow, and such dealers may re-allow, a discount not to
exceed $    per share in sales to certain other dealers. After the public offering, the public offering price and concessions and discounts may be changed by the Representative.

  Certain of the Selling Shareholders and the Company have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to an additional 315,000 shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the table above bears to the number of shares of Common Stock offered hereby, and the Selling Shareholders and the Company will be obligated pursuant to the over-allotment option to sell such shares to the Underwriters. If such over-allotment option is exercised in part, the Selling Shareholders granting such over-allotment option will have priority on the sale of their shares subject to such over-allotment option before the Company may sell any of its shares pursuant to such over-allotment option. If the over-allotment option is partially exercised such that less than all of the Selling Shareholders' shares subject to such over-allotment option are covered by such exercise, then such exercise shall cover an amount of shares of the Selling Shareholders allocated ratably among such Selling Shareholders based upon the amount of shares held by the Selling Shareholders that are subject to the over-allotment option. The Underwriters may exercise the option only for the purposes of covering over-allotments, if any, made in connection with the distribution of the shares of Common Stock to the public. See "Principal and Selling Shareholders."

  The Representative has informed the Company that the Underwriters do not intend to confirm sales of shares of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  Prior to this offering there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price will be determined through negotiations among the Company and the Representative. Among the factors considered in making such determination are the prevailing market conditions, the Company's financial and operating history and condition, its prospects and the prospects for its industry in general, the management of the Company, and the market prices of securities of companies in businesses similar to that of the Company.

  The Company, Mr. Vito, Mr. Jones and, assuming the over-allotment option is exercised, all the Selling Shareholders, have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  The Company's executive officers and directors who hold in the aggregate approximately 1,968,000 shares of Common Stock have agreed not to sell, offer to sell or otherwise dispose of any shares of Common Stock (other than pursuant to the exercise of the Underwriters' over-allotment option) until 180 days from the date of this Prospectus, except pursuant to gifts or pledges in which the donee or pledgee agrees to be bound by such restrictions, without the prior written consent of Pennsylvania Merchant Group Ltd. See "Shares Eligible for Future Sale."

  The Company has agreed to pay to the Representative a non-accountable expense allowance equal to 1% of the gross offering proceeds.

  From May 21 through August 22, 1996, the Company sold an aggregate of 1,633,267 shares of Common Stock in a private placement at a price of $7.00 per share. Pennsylvania Merchant Group Ltd was the placement agent utilized by the Company in connection with the sale of a portion of such shares. Except for the exclusive right to underwrite any public offering for a limited period of time, Pennsylvania Merchant Group Ltd did not charge or receive any commissions or other compensation in connection with its services as placement agent for such private placement.

                                 LEGAL MATTERS

  The legality of the securities offered hereby will be passed upon for the Company by Fox, Rothschild, O'Brien & Frankel, 2000 Market Street, Philadelphia, Pennsylvania 19103. Certain legal matters will be passed upon for the Underwriters by Drinker Biddle & Reath, 1345 Chestnut Street, Philadelphia, Pennsylvania 19107.

                                    EXPERTS

  The financial statements of the Company as of December 31, 1995 and for the year ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of the Company as of December 31, 1994 and for the year ended December 31, 1994 and for the period from September 3, 1993 (inception) to December 31, 1993 included in this Prospectus have been so included in reliance on the report of Sacco Sweeney & Schneider (now "Sacco Sweeney LLP"), independent accountants given on the authority of said firm as experts in auditing and accounting.

  On June 9, 1995, the Company dismissed Sacco Sweeney LLP as the Company's independent accountants. The report on the financial statements of the Company for the period from inception through December 31, 1994, prepared by Sacco Sweeney LLP, contained no adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles. The decision to change independent accountants was made by Mr. Robert A. Vito, President, Chief Executive Officer and Treasurer of the Company and Mr. Robert B. Sando, Vice President of Finance and Secretary of the Company. In connection with its audit for the period from inception through December 31, 1994 and through June 9, 1995 there have been no disagreements with Sacco Sweeney LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Sacco Sweeney LLP would have caused them to make reference thereto in their report on the financial statements for the period from inception through December 31, 1994.

  On June 9, 1995, the Company engaged Price Waterhouse LLP as the Company's independent accountants. During the period from inception through December 31, 1994 and through June 9, 1995, the Company has not consulted with Price Waterhouse LLP on items which (i) were or should have been subject to SAS 50 or (ii) concerned the subject matter of a disagreement or reportable event with Sacco Sweeney LLP, as described in Item 304(a)(2) of Regulation S-K.

  The law firm of Ratner & Prestia, a professional corporation, is intellectual property counsel to the Company. Such firm was consulted by the Company with respect to the status of the Company's patent applications and certain trademark matters disclosed in this Prospectus. Ratner & Prestia, a professional corporation, does not handle all trademark matters for the Company. Such firm is also representing the Company in the Phonex litigation and was consulted by the Company regarding the status of that litigation as disclosed in this Prospectus. Ratner & Prestia, a professional corporation, has issued opinions dated May 1, 1995, and May 29, 1996 to the Company in connection with the Phonex litigation. All such disclosures have been included in this Prospectus upon the authority of said firm as experts in intellectual property law.

                            ADDITIONAL INFORMATION

  The Company is not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. The Company has filed with the Commission, a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock being offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all the information set forth in such Registration Statement and the exhibits relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or other document filed as an exhibit to this Registration Statement and such statement is qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered by this Prospectus, reference is made to such Registration Statement and exhibits and schedules thereto, filed as part thereof, which may be examined without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, DC 20549; Seven World Trade Center, 13th Floor, New York, NY 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago IL 60621-2511 and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a site on the World Wide Web at http://www.sec.gov. The Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         ELCOM TECHNOLOGIES CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Accountants.......................................... F-2
Independent Auditor's Report............................................... F-3
Independent Auditor's Report............................................... F-4
Consolidated Balance Sheet................................................. F-5
Consolidated Statement of Operations....................................... F-6
Consolidated Statement of Changes in Stockholders' Equity (Deficit)........ F-7
Consolidated Statement of Cash Flows....................................... F-8
Notes to Consolidated Financial Statements................................. F-9

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
 Shareholders and Elcom Technologies Corporation

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity (deficit) present fairly, in all material respects, the financial position of Elcom Technologies Corporation at December 31, 1995, and the results of its operations and its cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Philadelphia, Pennsylvania
March 1, 1996

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Elcom Technologies Corporation
Malvern, Pennsylvania

  We have audited the accompanying balance sheet of Elcom Technologies Corporation (a development stage company) as of December 31, 1994, and the related statements of operations, stockholders' equity, and cash flows for the period from September 3, 1993 (inception), to December 31, 1994 and for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Elcom Technologies Corporation as of December 31, 1994, and the results of its operations and its cash flows from September 3, 1993 (inception), to December 31, 1994 and for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

Sacco, Sweeney & Schneider

Jenkintown, Pennsylvania
June 8, 1995

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Elcom Technologies Corporation
Malvern, Pennsylvania

  We have audited the accompanying balance sheet of Elcom Technologies Corporation (a development stage company) as of December 31, 1993, and the related statements of operations, stockholders' equity, and cash flows for the period from September 3, 1993 (inception), to December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Elcom Technologies Corporation as of December 31, 1993, and the results of its operations and its cash flows from September 3, 1993 (inception), to December 31, 1993, in conformity with generally accepted accounting principles.

Sacco, Sweeney & Schneider

Jenkintown, Pennsylvania
October 20, 1995

                         ELCOM TECHNOLOGIES CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                         SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,
                                             1996           1995          1994
                                         -------------  ------------  ------------
                                          (UNAUDITED)
                ASSETS
Current assets:
  Cash and cash equivalents............  $  6,012,440   $ 2,040,895   $   447,495
  Accounts receivable (net of an
   allowance for doubtful accounts of
   $4,200 at September 30, 1996).......        79,058
  Inventory............................     3,006,972
  Prepaids and other current assets....        75,367                         922
                                         ------------   -----------   -----------
    Total current assets...............     9,173,837     2,040,895       448,417
                                         ------------   -----------   -----------
Property and equipment:
  Office and computer equipment........       459,019       301,072        94,489
  Research and engineering equipment...       197,398       163,215       102,120
  Leasehold improvements...............        58,448        15,687         3,101
                                         ------------   -----------   -----------
                                              714,865       479,974       199,710
Less: accumulated depreciation.........      (169,396)      (87,628)      (28,670)
                                         ------------   -----------   -----------
  Net property and equipment...........       545,469       392,346       171,040
Patents and patents pending............       231,649       133,893       100,415
Deposits and other assets..............       620,109        46,909        61,911
                                         ------------   -----------   -----------
                                         $ 10,571,064   $ 2,614,043   $   781,783
                                         ============   ===========   ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)
Current liabilities:
  Notes payable........................  $    225,000
  Current portion of capital lease
   obligation..........................         1,610   $    15,020   $    13,289
  Research grant liability (Note 4)....       226,141       126,141        76,141
  Accounts payable and accrued
   expenses............................     1,876,704       573,366       111,572
  Accrued stock option compensation....     2,741,751     3,504,299
                                         ------------   -----------   -----------
    Total current liabilities..........     5,071,206     4,218,826       201,002
Capital lease obligation, less current
 portion...............................                       4,973        19,992
                                         ------------   -----------   -----------
    Total liabilities..................     5,071,206     4,223,799       220,994
                                         ------------   -----------   -----------
Commitments and contingencies (Notes 4,
 5 and 7)..............................
Stockholders' equity (deficit):
  Common stock, no par value,
   20,000,000 shares authorized,
   8,858,340, 7,094,987 and 6,023,433
   shares issued as of September 30,
   1996, December 31, 1995 and 1994,
   respectively........................    22,161,697     7,100,532     1,842,765
  Treasury stock, 1,980,000 shares at
   cost................................      (695,000)     (695,000)
  Accumulated deficit..................   (15,966,839)   (8,015,288)   (1,281,976)
                                         ------------   -----------   -----------
    Total stockholders' equity
     (deficit).........................     5,499,858    (1,609,756)      560,789
                                         ------------   -----------   -----------
                                         $ 10,571,064   $ 2,614,043   $   781,783
                                         ============   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                         ELCOM TECHNOLOGIES CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                              PERIOD FROM
                                                                              SEPTEMBER 3,
                                                                                  1993
                            NINE MONTHS ENDED            YEAR ENDED          (INCEPTION) TO
                              SEPTEMBER 30,             DECEMBER 31,          DECEMBER 31,
                         ------------------------  ------------------------  --------------
                            1996         1995         1995         1994           1993
                         -----------  -----------  -----------  -----------  --------------
                               (UNAUDITED)
Net sales............... $   522,505
Cost of goods sold......     417,420
                         -----------
    Gross profit........     105,085
                         -----------
Operating expenses:
  General and
   administrative.......   4,962,344  $ 3,867,801  $ 4,367,739  $   688,909     $ 54,981
  Research and
   development..........   3,172,584    1,848,595    2,413,686      549,523
                         -----------  -----------  -----------  -----------     --------
    Total operating
     expenses...........   8,134,928    5,716,396    6,781,425    1,238,432      (54,981)
                         -----------  -----------  -----------  -----------     --------
Interest income
 (expense), net.........      78,292       22,991       48,113       10,954          483
                         -----------  -----------  -----------  -----------     --------
    Net loss............ $(7,951,551) $(5,693,405) $(6,733,312) $(1,227,478)    $(54,498)
                         ===========  ===========  ===========  ===========     ========
Weighted average common
 shares outstanding.....       6,372        6,144        6,009        6,195        5,210
                         ===========  ===========  ===========  ===========     ========
    Net loss per common
     share.............. $     (1.25) $      (.93) $     (1.12) $      (.20)    $   (.01)
                         ===========  ===========  ===========  ===========     ========


   The accompanying notes are an integral part of these financial statements.

                         ELCOM TECHNOLOGIES CORPORATION

      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

      PERIOD FROM SEPTEMBER 3, 1993 (INCEPTION) THROUGH DECEMBER 31, 1995
                NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)

                              COMMON STOCK                                    TOTAL
                          --------------------- TREASURY   ACCUMULATED    STOCKHOLDERS'
                           SHARES     AMOUNT      STOCK      DEFICIT     EQUITY (DEFICIT)
                          --------- ----------- ---------  ------------  ----------------
Balance at inception
Original issuance of
 stock..................  4,000,000 $     4,000                            $     4,000
Issuance of common stock
 for cash...............    757,500     192,500                                192,500
Net loss................                                   $    (54,498)       (54,498)
                          --------- ----------- ---------  ------------    -----------
 Balance at December 31,
  1993..................  4,757,500     196,500         0       (54,498)       142,002
Issuance of common stock
 for cash...............  1,099,183   1,575,915                              1,575,915
Issuance of common stock
 for services...........    166,750      70,350                                 70,350
Net loss................                                     (1,227,478)    (1,227,478)
                          --------- ----------- ---------  ------------    -----------
 Balance at December 31,
  1994..................  6,023,433   1,842,765         0    (1,281,976)       560,789
Issuance of common stock
 for cash...............  1,051,554   5,257,767                              5,257,767
Common stock repurchases
 (1,980,000 shares).....                         (695,000)                    (695,000)
Net loss................                                     (6,733,312)    (6,733,312)
                          --------- ----------- ---------  ------------    -----------
Balance at December 31,
 1995...................  7,074,987   7,100,532  (695,000)   (8,015,288)    (1,609,756)
Issuance of common stock
 for cash...............  1,763,103  12,011,435                             12,011,435
Issuance of common stock
 for services...........     20,250      93,500                                 93,500
Cancellation of stock
 options (note 3).......              2,956,230                              2,956,230
Net loss................                                     (7,951,551)    (7,951,551)
                          --------- ----------- ---------  ------------    -----------
Balance at September 30,
 1996 (unaudited).......  8,858,340 $22,161,697 $(695,000) $(15,966,839)   $ 5,499,858
                          ========= =========== =========  ============    ===========

   The accompanying notes are an integral part of these financial statements.

                         ELCOM TECHNOLOGIES CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                PERIOD FROM
                                                                                SEPTEMBER 3,
                                                                              1993 (INCEPTION)
                             NINE MONTHS ENDED                                    THROUGH
                               SEPTEMBER 30,        YEAR ENDED DECEMBER 31,     DECEMBER 31,
                          ------------------------  ------------------------  ----------------
                             1996         1995         1995         1994            1993
                          -----------  -----------  -----------  -----------  ----------------
                                (UNAUDITED)
Cash flows from
 operating activities:
Net loss................  $(7,951,551) $(5,693,405) $(6,733,312) $(1,227,478)    $ (54,498)
 Adjustments to
  reconcile net loss to
  net cash used by
  operating activities..
  Depreciation and
   amortization.........       82,539       38,729       58,958       30,667         4,022
  Common stock issued
   for services.........       93,500                                 70,350
  Stock option
   compensation
   expense..............    2,194,407    3,615,390    3,504,299
   Changes in assets and
    liabilities:
   Accounts receivable..      (79,058)
   Inventory............   (3,006,972)
   Prepaid expenses.....      (75,367)         922
   Deposits and other
    assets..............     (573,200)      27,361       15,924        4,000        (5,800)
   Accounts payable and
    accrued expenses....    1,302,613       88,259      261,794       81,275        25,675
                          -----------  -----------  -----------  -----------     ---------
    Net cash used by
     operating
     activities.........   (8,013,089)  (1,922,744)  (2,892,337)  (1,041,186)      (30,601)
                          -----------  -----------  -----------  -----------     ---------
Cash flows from
 investing activities:
 Purchase of fixed
  assets................     (234,891)    (120,328)    (280,264)    (156,441)     (105,184)
 Patent and license
  costs.................      (98,527)    (144,016)    (153,478)     (80,330)      (20,600)
                          -----------  -----------  -----------  -----------     ---------
    Net cash used by
     investing
     activities.........     (333,418)    (264,344)    (433,742)    (236,771)     (125,784)
                          -----------  -----------  -----------  -----------     ---------
Cash flows from
 financing activities:
 Proceeds from note
  payable...............      225,000
 Proceeds from long-term
  debt..................                                              91,409        20,000
 Proceeds from issuance
  of common stock.......   12,011,435    4,429,264    5,257,767    1,575,915       196,500
 Repayment of capital
  lease obligation......      (18,383)     (10,746)     (13,288)    (28,127)
 Proceeds from research
  grant.................      100,000       45,000       50,000                     26,140
 Repurchase of common
  stock.................                  (375,000)    (375,000)
                          -----------  -----------  -----------  -----------     ---------
    Net cash provided by
     financing
     activities.........   12,318,052    4,088,518    4,919,479    1,639,197       242,640
                          -----------  -----------  -----------  -----------     ---------
Net increase............    3,971,545    1,901,430    1,593,400      361,240        86,255
Cash and cash
 equivalents, beginning
 of period..............    2,040,895      447,495      447,495       86,255            --
                          -----------  -----------  -----------  -----------     ---------
Cash and cash
 equivalents, end of
 period.................  $ 6,012,440  $ 2,348,925  $ 2,040,895      447,495     $  86,255
                          ===========  ===========  ===========  ===========     =========
Supplemental disclosures
 interest paid..........  $    17,543  $     1,787  $     1,787  $     2,619     $      --
                          ===========  ===========  ===========  ===========     =========

   The accompanying notes are an integral part of these financial statements.

                        ELCOM TECHNOLOGIES CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      DECEMBER 31, 1995 AND 1994 SEPTEMBER 30, 1996 AND 1995 (UNAUDITED)

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Business. Elcom Technologies Corporation (the "Company"), a Pennsylvania Corporation, was formed on September 3, 1993. The Company was a development stage company through the first quarter of 1996. Revenues were first earned in the second quarter of 1996. The Company is the developer of a technology which enables the distribution of video, voice and audio signals over a home's existing electrical wiring, thereby eliminating the need for dedicated wiring. The Company is developing a family of products incorporating this technology and recently began marketing five such products.

  One customer accounted for 78% of the Company's sales for the period ended September 30, 1996.

  Principles of Consolidation. The consolidated financial statements include the accounts of Elcom Technologies Corporation and its wholly-owned subsidiary, Elcom Cash Management Corporation, formed in February 1996. All intercompany transactions have been eliminated in consolidation.

  Cash Equivalents. The Company considers all highly liquid investments with original maturities of ninety days or less to be cash equivalents. Cash equivalents include certificates of deposits of $255,000 at December 31, 1995.

  Financial Instruments. Financial instruments, including cash, accounts payable and accrued expenses, capital leases and other liabilities are recorded at cost, which approximates fair value.

  Inventory. Inventories are valued at the lower of cost or market, cost being determined using the average cost method.

  Property and Equipment. Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets of 5 years using the straight-line method. Maintenance and repairs are expensed as incurred and the cost of betterments are capitalized.

  Patents and licenses. The Company capitalizes the costs of securing its rights under certain patent applications and the costs of acquiring licenses. Amortization begins upon patent award or license purchase and continues for the lesser of its useful life or 20 years.

  Income Taxes. The provision for income taxes is determined in accordance with Statement of Financial Accounting Standards No. 109 (FAS 109). FAS 109 uses the asset and liability approach which recognizes deferred tax assets and liabilities for the expected future tax consequences attributable to the differences between the recorded amounts of assets and liabilities in the financial statements and their respective tax bases.

  Earnings per share. Net loss per share is computed based on the weighted average number of common and common equivalent shares outstanding during each period. To the extent shares and options were issued within one year prior to the anticipated initial public offering at prices less than the offering price, such shares and options have been included in the calculation of common and common equivalent shares outstanding (using the treasury stock method) as if they were outstanding since September 3, 1993. Such earnings per common share amount will change if the actual initial public offering price differs from the assumed initial public offering price of $9.00 per share.

  Long-lived assets. The Company adopted Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" effective January 1, 1996. FAS 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain intangibles to be disposed of. Under FAS 121, the Company will periodically review its long-lived assets to assess recoverability through a non-discounted cash flow analysis and any perceived impairment would be charged to operations in the period such impairment becomes evident. There was no material effect from the adoption of FAS 121 on the financial position or results of operations of the Company.

  Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        ELCOM TECHNOLOGIES CORPORATION

      DECEMBER 31, 1995 AND 1994 SEPTEMBER 30, 1996 AND 1995 (UNAUDITED)


2. INVENTORIES

                                                                   SEPTEMBER 30,
                                                                       1996
                                                                   -------------
     Raw materials................................................  $2,068,794
     Finished goods...............................................     938,178
                                                                    ----------
                                                                    $3,006,972
                                                                    ==========

  The above amounts are net of a $50,000 valuation reserve.

  The Company's products are manufactured by one supplier located in Malaysia. In July 1995, the Company entered into a purchase agreement with a supplier of a component of the Company's products. The Company paid a deposit of $387,500 to the supplier in July 1996 and is committed to purchase an additional $1,162,500 of the component through April 1997.

3. COMMON STOCK

  The Company had 5,094,987 shares of its common stock issued and outstanding as of December 31, 1995. Common stockholders have certain voting rights and are entitled to dividends if and when declared. During the period from September 3, 1993 (inception) through December 31, 1995, the Board of Directors authorized a 10 for 1 and, subsequently, a 2 for 1 split of the common stock.

  On October 11, 1996, the Board of Directors authorized a one-for-two reverse split of the Company's common stock. Accordingly, all references in the financial statements to number of shares, per share amounts, stock option data and market prices have been retroactively adjusted.

  The Company has granted stock options to key employees and others. No options were exercised or were exercisable at December 31, 1995 (296,000 exercisable at September 30, 1996). All stock options originally had been conditioned upon certain performance criteria established by the President or Board of Directors of the Company. Prior to 1995, in the opinion of management, it was not probable the performance criteria would be met, accordingly, no compensation with respect to such options had been accrued. In 1995 it became probable the performance criteria would be met and/or the outstanding options would be amended to provide vesting from original dates of employment. Accordingly, as of June 30, 1995, the cumulative compensation through such date was recorded. Subsequently, in July 1995, the Company revised the outstanding options so that such options vest over four years from the original dates of issuance and are no longer conditioned upon performance criteria.

  In August 1996, the Company canceled 737,500 options previously granted to certain officers and extended the expiration date for all remaining stock options to December 31, 2002. Stock option compensation expense was accrued for options with below market prices commencing with the new measurement date. The liability for accrued stock option compensation of $2,956,230 associated with the canceled options was transferred to equity. The remaining excess of option value over exercise price of approximately $1,352,000 at September 30, 1996 will be charged to expense over the remaining vesting periods. The accrued stock option compensation liability will be settled by the issuance of common stock when the related options are exercised, and therefore, will not require any cash payments.

                        ELCOM TECHNOLOGIES CORPORATION

      DECEMBER 31, 1995 AND 1994 SEPTEMBER 30, 1996 AND 1995 (UNAUDITED)


  The following table sets forth a summary of activity related to the Company's options.

                                                         ACCRUED     STOCK OPTION
                          SHARES UNDER    RANGE OF     STOCK OPTION  COMPENSATION
                             OPTION    EXERCISE PRICES COMPENSATION    EXPENSE
                          ------------ --------------- ------------  ------------
Balance at December 31,
 1993...................     600,000     $.50-$1.00            --            --
Balance at December 31,
 1994...................   1,395,000     $.50-$1.00            --            --
Options granted.........     185,000     $1.00-$5.00
Options forfeited.......    (150,000)    $.50-$5.00    $  (353,421)   $ (353,421)
Options exercised.......         --
Compensation expense....                                 3,857,720     3,857,720
                           ---------                   -----------    ----------
Balance at December 31,
 1995...................   1,430,000                     3,504,299     3,504,299
                                                                      ==========
Options granted.........     136,250     $5.00-$7.00
Options forfeited.......     (37,500)    $.50-$1.00                      (33,750)
Options canceled........    (737,500)    $.50-$1.00     (2,956,230)
Options exercised.......     (15,000)       $0.50             (725)
Compensation expense....                                 2,194,407     2,228,157
                           ---------                   -----------    ----------
Balance at September 30,
 1996...................     776,250     $.50-$7.00    $ 2,741,751    $2,194,407
                           =========                   ===========    ==========

4. RESEARCH GRANT LIABILITY

  The Company has an agreement with the Ben Franklin Technology Center of Southeastern Pennsylvania ("BFTC") whereby BFTC has awarded $126,141 to the Company through December 31, 1995. The Company received an additional $100,000 from BFTC in the nine months ended September 30, 1996. The Company is required to repay BFTC 3% of all Company revenues, up to a maximum of one and one-half times to three times the amount of the award (approximately $340,000 at December 31, 1995). The Company could repay less than the maximum by paying the amount due in less than five years from the commencement of royalty payments. Payments begin the first fiscal quarter after the Company has cumulative revenues of $50,000. The Company accrued approximately $18,000 in payments due to BFTC through September 30, 1996.

                        ELCOM TECHNOLOGIES CORPORATION

      DECEMBER 31, 1995 AND 1994 SEPTEMBER 30, 1996 AND 1995 (UNAUDITED)


5. COMMITMENTS AND CONTINGENCIES

  The Company has an operating lease for its office space and a capital lease for certain equipment. Rent expense for the year ended December 31, 1995 was approximately $60,000. Future minimum lease payments under noncancellable leases at December 31, 1995 are as follows:

                                                              OPERATING CAPITAL
            YEAR                                                LEASE    LEASE
            ----                                              --------- -------
     1996....................................................  $57,750  $16,120
     1997....................................................   82,500    5,374
                                                                        -------
                                                                         21,494
     Less: Amount representing interest................................  (1,501)
                                                                        -------
     Present value of capital lease obligation.........................  19,993
     Less: Current portion............................................. (15,020)
                                                                        -------
                                                                        $ 4,973
                                                                        =======

  Property and equipment includes equipment under capital leases of $41,409 and accumulated amortization of $12,423 at December 31, 1995.

  In September 1995, the Company entered into a five year license agreement. In conjunction with the agreement, the Company paid a $50,000 license fee and will pay royalty payments ranging from 2.5% to 5% of sales of certain licensed products. Minimum royalties of $50,000 are payable by the Company in calendar years 1996 through 1999. The $50,000 license fee is included in deposits and other assets in the accompanying balance sheet and is being amortized over the original license term of five years.

6. NOTES PAYABLE

  In March 1996 the Company was approved for a $500,000 line of credit by a bank through September 30, 1996. The Company was required to maintain a cash balance of $225,000 and a certificate of deposit of $275,000 with the bank at all times. Interest was payable at the prime rate on borrowings up to $275,000 and at the prime rate plus 1/2% for borrowings in excess of $275,000. The balance outstanding at September 30, 1996 of $225,000 was repaid in October 1996, and the line of credit was not renewed.

  The Company has a $3,000,000 letter of credit outstanding at September 30, 1996, which is secured by a $3,000,000 interest bearing account. The letter of credit expires on December 31, 1996.

7. INCOME TAXES

  Deferred tax assets of approximately $3,000,000 at December 31, 1995 relating primarily to the Company's net operating loss carryforwards and employee stock option compensation, are offset by a full valuation allowance. The valuation allowance increased approximately $2,500,000 during 1995 due to additional net operating losses and employee stock option compensation expense. At December 31, 1995, the Company has available net operating loss carryforwards of approximately $4,000,000 which expire between 2008 and 2010. Due to certain substantial changes in the Company's ownership, there will be an annual limitation on the amount of the carryforwards which can be utilized.

8. CONTINGENCIES

  A competitor has filed a complaint in Federal District Court alleging, among other things, that one of the Company's products infringes two of its patents. The Company believes that it has not infringed upon its

                        ELCOM TECHNOLOGIES CORPORATION

      DECEMBER 31, 1995 AND 1994 SEPTEMBER 30, 1996 AND 1995 (UNAUDITED)

competitor's patents and has obtained an opinion from its patent counsel to that effect. Accordingly, management believes, based on advice of counsel, that the resolution of this matter will not have a material adverse effect on the Company's financial condition or results of operations. The Company plans to vigorously defend such action and estimates that the cost of defense through the trial stage will be approximately $500,000 (which is being expensed as incurred); however, there can be no assurance that such amount will not be exceeded. Additionally, in the event that the Company should lose the litigation, the damages assessed against the Company could be substantial and the Company could be enjoined from marketing one or more of its products or could be required to seek a license from its competitor. There can be no assurance that such a license could be obtained on acceptable terms.

9. SHAREHOLDER SETTLEMENT

  In May 1995, a founder, director and minority stockholder of the Company filed suit against the Company's President and one of its directors, who are also shareholders of the Company. The complaint did not name the Company as a party defendant. In July 1995, the parties settled the complaint. Terms of the settlement required the claimant to return 3,900,000 shares of the Company's common stock in return for 1) an immediate cash payment of $225,000, 2) all patents invented by the claimant which were carried on the balance sheet at that date at approximately $120,000, 3) certain contingent future payments not to exceed $200,000.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTA-TION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PRO-SPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS COR-RECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Legal Proceedings........................................................  11
Use of Proceeds..........................................................  12
Dividend Policy..........................................................  12
Capitalization...........................................................  12
Dilution.................................................................  13
Selected Financial Data..................................................  14
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  15
Business.................................................................  17
Management...............................................................  24
Certain Transactions.....................................................  27
Principal and Selling Shareholders.......................................  27
Description of Securities................................................  28
Shares Eligible for Future Sale..........................................  29
Underwriting.............................................................  31
Legal Matters............................................................  32
Experts..................................................................  32
Additional Information...................................................  33
Index to Financial Statements............................................ F-1

  UNTIL       , 1996, (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDI-TION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UN-DERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,100,000 SHARES


                   [LOGO OF ELCOM TECHNOLOGIES APPEARS HERE]

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                        PENNSYLVANIA MERCHANT GROUP LTD

                                       , 1996

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13: OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

  The expenses, other than the underwriting discount and commissions, incurred in connection with the issuance and distribution of the securities being registered (including the securities which may be issued pursuant to the over-allotment option) are estimated as follows:

      Registration Fee--Securities and Exchange Commission............ $  7,399
      Filing Fee--National Association of Securities Dealers, Inc. ...    2,915
      Listing Fee--NASDAQ Stock Market, Inc. .........................   39,696
      Legal Fees and Expenses (other than Blue Sky Fees)..............  175,000
      Blue Sky Fees and Expenses, including Legal Fees................   25,000
      Printing and Engraving..........................................  125,000
      Accounting, Fees and Expenses...................................   75,000
      Representative's Non Accountable Expense Allowance..............  189,000
      Miscellaneous...................................................   10,990
                                                                       --------
        Total......................................................... $650,000
                                                                       ========

--------
* All amounts are estimated except Securities and Exchange Commission and NASD filing and listing fees.

ITEM 14: INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Sections 1741 through 1750 of the Pennsylvania Business Corporation Law of 1988, as amended, the Registrant has the power to indemnify directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorney's fees, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the Registrant if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Such indemnification may be made whether or not the Registrant would have the power to indemnify the director under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the Registrant.

  The Registrant has directors' and officers' liability insurance for the benefit of its directors or officers.

  Section 4.01 of the ByLaws of the Company provides as follows:

    (a) General Rule. Unless otherwise provided by statute all powers vested by law in the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors.

    (b) Standard of Care; Justifiable Reliance. A director shall stand in a fiduciary relation to the Corporation and shall perform his or her duties as a director, including duties as a member of any committee of the Board upon which the director may serve, in good faith, in a manner the director reasonably believes to be in the best interests of the Corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his or her duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

      (1) One or more officers or employees of the Corporation whom the director reasonably believes to be reliable and competent in the matters presented.

      (2) Counsel, public accountants or other persons as to matters which the directors reasonably believe to be within the professional or expert competence of such person.

      (3) A committee of the Board upon which the director does not serve, designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

  A director shall not be considered to be acting in good faith if the director has knowledge concerning the matter in question that would cause his or her reliance to be unwarranted.

    (c) Consideration of Factors. In discharging the duties of their respective positions, the Board of Directors, committees of the Board and individual directors may, in considering the best interests of the Corporation, consider the effects of any action upon employees, upon suppliers and customers of the Corporation and upon communities in which offices or other establishments or the Corporation are located, and all other pertinent factors. The consideration of those factors shall not constitute a violation of subsection (b).

    (d) Presumption. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the Corporation.

    (e) Personal Liability of Directors.

      (1) A director shall not be personally liable, as such for monetary damages for any action taken, or any failure to take any action, unless:

        (i) the director has breached or failed to perform the duties of his or her office under this section; and

        (ii) the breach of failure to perform constitutes self-dealing, willful misconduct or recklessness.

      (2) The provisions of paragraph (1) shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to local, state, and federal law.

    (f) Notation of Dissent. A director who is present at a meeting of the Board of Directors, or of a committee of the Board, at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his or her dissent is entered in the minutes of the meeting or unless the director files a written dissent to the action with the secretary of the meeting before the adjournment thereof or transmits the dissent in writing to the Secretary of the Corporation immediately after the adjournment of the meeting. Nothing in this section shall bar a director from asserting that minutes of the meeting incorrectly omitted his or her dissent if, promptly upon receipt of a copy of such minutes, the director notifies the Secretary in writing, of the asserted omission or inaccuracy.

  Article VII of the Company's ByLaws provides as follows:

  Section 7.01. Right to Indemnification. The Corporation shall indemnify any director or officer, and may indemnify any other employee or agent, who was or is a party to, or is threatened to be made a party to, or who is called as a witness in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

  Section 7.02. Scope of Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these Bylaws, or any agreement, contract, vote of shareholders or disinterested directors or pursuant to the direction, howsoever embodied, of any court of competent jurisdiction or otherwise, both as to action in any official capacity and as to action in another capacity while holding such office. It is the policy of the Corporation that indemnification of, and advancement of expenses to, directors and officers of the Corporation shall be made to the fullest extent permitted by law. To this end, the provisions of this Article VII shall be deemed to have been amended for the benefit of directors and officers of the Corporation effective immediately upon any modification of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), that expands or enlarges the power or obligation of corporations organized under the BCL to indemnify, or advance expenses to, directors and officers of corporations.

  Section 7.03. Expenses; Reimbursement. The Corporation shall pay expenses incurred by an officer or director, and may pay expenses incurred by any other employee or agent, in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

  Section 7.04. Continuation. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

  Section 7.05. Funding. The Corporation shall have the authority to create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise, to secure in any manner, its indemnification obligations, whether arising under these Bylaws or otherwise. This authority shall include, without limitation, the authority to: (i) deposit funds in trust or in escrow; (ii) establish any form of self-insurance; (iii) secure its indemnity obligation by grant of a security interest, mortgage or other lien on the assets of the Corporation; or (iv) establish a letter of credit, guaranty or surety arrangement for the benefit of such persons in connection with the anticipated indemnification or advancement of expenses contemplated by this Article VII. The provisions of this Article VII shall not be deemed to preclude the indemnification of, or advancement of expenses to, any person who is not specified in Section 7.01 of this Article VII but whom the Corporation has the power or obligation to indemnify, or to advance expenses for, under the provisions of the BCL or otherwise. The authority granted by this Section
7.05 shall be exercised by the Board of Directors of the Corporation.

  Section 7.06. Indemnification Agreements. The Corporation shall have the authority to enter into a separate indemnification agreement with any officer, director, employee or agent of the Corporation or any subsidiary providing for such indemnification of such person as the Board of Directors shall determine up to the fullest extent permitted by law.

  Section 7.07. Notice; Defense. As soon as practicable after receipt by any person specified in Section 7.01 of this Article VII of notice of the commencement of any action, suit or proceeding specified in Section 7.01 of this Article VII, such person shall, if a claim with respect thereto may be made against the Corporation under Article VII of these Bylaws, notify the Corporation in writing of the commencement or threat thereof; however, the omission so to notify the Corporation shall not relieve the Corporation from any liability under Article VII of these Bylaws unless the Corporation shall have been prejudiced thereby or from any other liability that it may have to such person other than under Article VII of these Bylaws. With respect to any such action as to which such person notifies the Corporation of the commencement or threat thereof, the Corporation may participate therein at its own expense and, except otherwise provided below, to the extent that it desires, the Corporation, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense thereof, with counsel selected by the Corporation to the reasonable satisfaction of such person. After notice from the Corporation to such person of its election to assume the defense thereof, the Corporation shall not be liable to such person under
Article VII of these Bylaws for any legal or other expenses subsequently incurred by such person unless: (i) the employment of counsel by such person shall have been authorized by the Corporation; (ii) such person shall have reasonably concluded that there may be a conflict of interest between the Corporation and such person in the conduct of the defense of such proceeding; or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action. The burden of proving that indemnification is not appropriate shall be on the Corporation. The Corporation shall not be entitled to assume the defense of any proceeding brought by or on behalf of the Corporation or as to which such person shall have reasonably concluded that there may be a conflict of interest. If indemnification under Article VII of these Bylaws or advancement of expenses are not paid or made by the Corporation, or on its behalf, within ninety (90) days after a written claim for indemnification or a request for an advancement of expenses has been received by the Corporation, such person may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim or the advancement of expenses. The right to indemnification and advancement of expenses provided hereunder shall be enforceable by such person in any court of competent jurisdiction. Expenses reasonably incurred by such person in connection with successfully establishing the right to indemnification or advancement of expenses, in whole or in part, shall also be indemnified by the Corporation.

  Section 7.08. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VII.

  Pursuant to the Underwriting Agreement between the Underwriters and the Company, a copy of which is filed as Exhibit 1 hereto, the Underwriters have agreed to indemnify the Company, its officers and directors and all persons who may be deemed to control the Company against certain civil liabilities which may be incurred in connection with the offering, including certain liabilities under the Securities Act of 1933.

ITEM 15: RECENT SALES OF UNREGISTERED SECURITIES

  The Registrant has sold the following securities in the past three (3) years without registering such securities under the Securities Act.

  From inception through February 22, 1994, the Company sold 2,967,250 shares of its Common Stock. The shares were sold to individual investors for an aggregate offering price of $196,500. The Company paid no discounts or commissions in connection with such sale. The exemption from registration relied upon for such offering is set forth in Section 4(2) of the Securities Act. The offering was limited in scope and there was no general solicitation by the Company. All purchasers represented that they were accredited investors who were familiar with the Company and its prospects and that they purchased such securities for investment purposes only and not with a view for resale. The transaction did not involve a public offering and was exempt under Section 4(2) of the Securities Act.

  From approximately March 15, 1994 through October 3, 1994, the Company sold 487,000 shares of its Common Stock. The shares were sold to individual investors for an aggregate offering price of $980,000. An additional 500,000 shares were issued to such purchasers on December 29, 1994, making the price per share approximately $.98. The Company paid no discounts or commissions in connection with such sale. The exemption from registration relied upon for such offering is set forth in Section 4(2) of the Securities Act. The offering was limited in scope and there was no general solicitation by the Company. All purchasers represented that they were accredited investors who were familiar with the Company and its prospects and that they purchased such securities for investment purposes only and not with a view for resale. The transaction did not involve a public offering and was exempt under Section 4(2) of the Securities Act.

  From approximately December 15, 1994 through April 28, 1995, the Company sold 348,026 shares of its Common Stock. The shares were sold to individual investors for an aggregate offering price of $1,740,133. The Company paid no discounts or commissions in connection with such sale. The exemption from registration relied upon for such offering is set forth in Section 4(2) of the Securities Act. The offering was limited in scope and there was no general solicitation by the Company. All purchasers represented that they were accredited investors who were familiar with the Company and its prospects and that they purchased such securities for investment purposes only and not with a view for resale. The transaction did not involve a public offering and was exempt under Section 4(2) of the Securities Act.

  From approximately September 29, 1995 through January 18, 1996, the Company sold 906,796 shares of its Common Stock. The shares were sold to individual investors for an aggregate offering price of $4,533,979. The Company paid no discounts or commissions in connection with such sale. The exemption from registration relied upon for such offering is set forth in Section 4(2) of the Securities Act. The offering was limited in scope and there was no general solicitation by the Company. All purchasers represented that they were accredited investors who were familiar with the Company and its prospects and that they purchased such securities for investment purposes only and not with a view for resale. The transaction did not involve a public offering and was exempt under Section 4(2) of the Securities Act.

  From approximately May 21, 1996 through August 22, 1996, the Company sold 1,633,267 shares of its Common Stock. The shares were sold to individual investors for an aggregate offering price of $11,432,872. The Company paid no discounts or commissions in connection with such sale. The exemption from registration relied upon for such offering is set forth in Section 4(2) of the Securities Act. The offering was limited in scope and there was no general solicitation by the Company. All purchasers represented that they were accredited investors who were familiar with the Company and its prospects and that they purchased such securities for investment purposes only and not with a view for resale. The transaction did not involve a public offering and was exempt under Section 4(2) of the Securities Act.

ITEM 16: EXHIBITS

    1     Form of Underwriting Agreement.
    3(a)  Articles of Incorporation, as amended.
    3(b)  ByLaws.
    4     Specimen Common Stock Certificate.
    5*    Opinion of Fox, Rothschild, O'Brien & Frankel, Philadelphia, Pennsylvania.
   10(a)  Employment Agreement between the Company and George Daly dated September 18, 1995.
   10(b)  Stock Option Agreement between George Daly and the Company dated August 27, 1996.
   10(c)  Employment Agreement between Myrddin L. Jones and the Company dated July 28, 1995.
   10(d)  Stock Option Cancellation Agreement between Myrddin L. Jones and the Company dated
          September 18, 1996.
   10(e)  Stock Option Agreement between Myrddin L. Jones and the Company dated September 19, 1996.
   10(f)  Employment Agreement between Louis J. Petriello and the Company dated October 1, 1996.
   10(g)  Employment Agreement between C.B. Patel and the Company dated July 28, 1995.
   10(h)  Stock Option Agreement between C.B. Patel and the Company dated August 27, 1996.
   10(i)  Stock Option Agreement between Louis J. Petriello and the Company dated September 30,
          1996.
   10(j)  Employment Agreement between Stephen Pudles and the Company dated July 28, 1995.
   10(k)  Stock Option Cancellation Agreement between Stephen Pudles and the Company dated
          September 18, 1996.
   10(l)  Stock Option Agreement between Stephen Pudles and the Company dated September 18, 1996.
   10(m)  Employment Agreement between Robert B. Sando and the Company dated July 28, 1995.
   10(n)  Stock Option Agreement between Robert B. Sando and the Company dated August 27, 1996.
   10(o)  Stock Option Agreement between John Wade Seedor and the Company dated August 27, 1996.
   10(p)  Employment Agreement between Robert A. Vito and the Company dated July 28, 1995.
   10(q)  Stock Option Cancellation Agreement between Robert A. Vito and the Company dated
          September 18, 1996.
   10(r)  Stock Option Agreement between Robert A. Vito and the Company dated September 19, 1996.
   10(s)  Direct Response Television Marketing Agreement between QVC, Inc. and the Company dated
          March 20, 1996.
   10(t)  Manufacturing Agreement between Flextronics (Malaysia) SDN, BDH and the Company dated
          April 4, 1996.
   10(u)  Supplier Agreement between Adaptive Networks, Inc. and the Company dated July 18, 1996.
   10(v)  Agreement of Settlement of Litigation Between the Company and Charles Abraham dated
          July 21, 1995.
   10(w)  Sublease Between the Company and Centocor Property Management Corporation dated June 11,
          1994, as amended June 19, 1996.
   10(x)  Patent and Technical Licensing Agreement between Jack R. Harford and the Company dated
          September 21, 1995.
   10(y)  Addendum to Patent and Technical Information License Agreement between Jack R. Harford and the Company dated August 5, 1996.
   10(z)  Testing, License and Supply Agreement between X-Com, Inc. and the Company dated
          August 5, 1996.
   10(aa) Form of Employee Stock Option Agreement.
   10(bb) Form of Manufacturer Sales Representative & Distribution Agreement.
   10(cc) Irrevocable Letter of Credit.
   10(dd) Registration Rights Agreement between certain shareholders and the Company dated
          October 8, 1996.
   11     Computation of Per Share Loss.
   16     Letter from Sacco Sweeney LLP re: change in certifying accountant dated October 15, 1996.
   21     Subsidiary of the Registrant.
   23(a)* Consent of Fox, Rothschild, O'Brien & Frankel. Reference is made to Exhibit 5 hereto.
   23(b)  Consent of Price Waterhouse LLP.
   23(c)  Consent of Sacco Sweeney LLP.
   23(d)  Consent of Ratner & Prestia, a professional corporation.
   24     Power of Attorney. Reference is made to the signature pages.
   27     Financial Data Schedule (in electronic format only).

--------
  * To be filed by amendment.

ITEM 17: UNDERTAKINGS

  1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  2. The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and such offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) It will provide to the Underwriter(s) at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter(s) to permit prompt delivery to each purchaser.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF MALVERN, COMMONWEALTH OF PENNSYLVANIA ON OCTOBER 17, 1996.

                                          Elcom Technologies Corporation


                                          By:       /s/ Robert A. Vito
                                              ---------------------------------
                                                      ROBERT A. VITO
                                             President, Treasurer, Chairman of
                                                         the Board
                                                and Chief Executive Officer

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS ROBERT A. VITO HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES TO SIGN ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT AND TO SIGN ANY OTHER REGISTRATION STATEMENTS RELATING TO THE SAME OFFERING, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY-IN-FACT AND AGENT OR HIS SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

          /s/ Robert A Vito            President, Treasurer,   October 17, 1996
-------------------------------------   Chairman of the Board
           ROBERT A. VITO               and Chief Executive
                                        Officer

       /s/ Louis J. Petriello          Chief Financial         October 17, 1996
-------------------------------------   Officer (Principal
         LOUIS J. PETRIELLO             Financial and
                                        Accounting Officer)


           /s/ Paul Kouch              Director                October 17, 1996
-------------------------------------
             PAUL KOUCH

        /s/ John Wade Seedor           Director                October 17, 1996
-------------------------------------
          JOHN WADE SEEDOR

EXHIBIT INDEX

    1     Form of Underwriting Agreement.
    3(a)  Articles of Incorporation, as amended.
    3(b)  ByLaws.
    4     Specimen Common Stock Certificate.
   10(a)  Employment Agreement between the Company and George Daly dated
          September 18, 1995.
   10(b)  Stock Option Agreement between George Daly and the Company dated
          August 27, 1996.
   10(c)  Employment Agreement between Myrddin L. Jones and the Company dated
          July 28, 1995.
   10(d)  Stock Option Cancellation Agreement between Myrddin L. Jones and the
          Company dated September 18, 1996.
   10(e)  Stock Option Agreement between Myrddin L. Jones and the Company dated
          September 19, 1996.
   10(f)  Employment Agreement between Louis J. Petriello and the Company dated
          October 1, 1996.
   10(g)  Employment Agreement between C.B. Patel and the Company dated July 28,
          1995.
   10(h)  Stock Option Agreement between C.B. Patel and the Company dated August
          27, 1996.
   10(i)  Stock Option Agreement between Louis J. Petriello and the Company dated September 30, 1996.
   10(j)  Employment Agreement between Stephen Pudles and the Company dated July
          28, 1995.
   10(k)  Stock Option Cancellation Agreement between Stephen Pudles and the
          Company dated September 18, 1996.
   10(l)  Stock Option Agreement between Stephen Pudles and the Company dated
          September 18, 1996.
   10(m)  Employment Agreement between Robert B. Sando and the Company dated
          July 28, 1995.
   10(n)  Stock Option Agreement between Robert B. Sando and the Company dated
          August 27, 1996.
   10(o)  Stock Option Agreement between John Wade Seedor and the Company dated
          August 27, 1996.
   10(p)  Employment Agreement between Robert A. Vito and the Company dated July
          28, 1995.
   10(q)  Stock Option Cancellation Agreement between Robert A. Vito and the
          Company dated September 18, 1996.
   10(r)  Stock Option Agreement between Robert A. Vito and the Company dated
          September 19, 1996.
   10(s)  Direct Response Television Marketing Agreement between QVC, Inc. and the Company dated March 20, 1996.
   10(t)  Manufacturing Agreement between Flextronics (Malaysia) SDN, BDH and the Company dated April 4, 1996.
   10(u)  Supplier Agreement between Adaptive Networks, Inc. and the Company dated July 18, 1996.
   10(v)  Agreement of Settlement of Litigation Between the Company and Charles
          Abraham dated July 21, 1995.
   10(w)  Sublease Between the Company and Centocor Property Management
          Corporation dated June 11, 1994, as amended June 19, 1996.
   10(x)  Patent and Technical Licensing Agreement between Jack R. Harford and the Company dated September 21, 1995.
   10(y)  Addendum to Patent and Technical Information License Agreement between
          Jack R. Harford and the Company dated August 5, 1996.
   10(z)  Testing, License and Supply Agreement between X-Com, Inc. and the
          Company dated August 5, 1996.
   10(aa) Form of Employee Stock Option Agreement.
   10(bb) Form of Manufacturer Sales Representative & Distribution Agreement.
   10(cc) Irrevocable Letter of Credit.
   10(dd) Registration Rights Agreement between certain shareholders and the
          Company dated October 8, 1996.
   11     Computation of Per Share Loss.
   16     Letter from Sacco Sweeney LLP re: change in certifying accountant dated October 15, 1996.
   21     Subsidiary of the Registrant.
   23(b)  Consent of Price Waterhouse LLP.
   23(c)  Consent of Sacco Sweeney LLP.
   23(d)  Consent of Ratner & Prestia, a professional corporation.
   24     Power of Attorney. Reference is made to the signature pages.
   27     Financial Data Schedule (in electronic format only).

--------